Exhibit 1.1
Annual Information Form for the fiscal year ended February 27, 2010
RESEARCH IN MOTION LIMITED
295 Phillip Street
Waterloo, Ontario
Canada
N2L 3W8
Annual Information Form
For the fiscal year ended
February 27, 2010
DATE: April 1, 2010

TABLE OF CONTENTS

CORPORATE STRUCTURE	5

The Company	5
Intercorporate Relationships	5

GENERAL DEVELOPMENT OF THE BUSINESS	5

NARRATIVE DESCRIPTION OF THE BUSINESS	7

Overview	7
Industry Background	9
Success Factors	11
Strategy	14
Products and Services	16
Third Party Software Developers	20
Industry Associations	20
Sales, Marketing and Distribution	22
Customers	22
Competition	22
Product Design, Engineering and Research & Development	23
Intellectual Property	26
Production	26
Regulatory Matters	27
Environmental Regulations and Costs	28
Employees	28
Facilities	28
Legal Proceedings and Regulatory Actions	29
Risk Factors	37
Risks Related to Intellectual Property	37
Risks Related to the Company’s Business and its Industry	41

DIVIDEND POLICY	60

DESCRIPTION OF SHARE CAPITAL	61

Common Shares	61
Class A Common Shares	61
Preferred Shares	62

MARKET FOR SECURITIES OF THE COMPANY	62

DIRECTORS AND OFFICERS	62

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	68

TRANSFER AGENTS AND REGISTRARS	68

MATERIAL CONTRACTS	68

INTERESTS OF EXPERTS	68

ADDITIONAL INFORMATION & DOCUMENTS INCORPORATED BY REFERENCE	69

GLOSSARY	70

APPENDIX A	77

CHARTER OF THE AUDIT AND RISK MANAGEMENT COMMITTEE OF THE BOARD	77

1. AUTHORITY	77

2. PURPOSE OF THE COMMITTEE	77

3. COMPOSITION OF THE COMMITTEE	77

4. MEETINGS OF THE COMMITTEE	78

5. DUTIES AND RESPONSIBILITIES OF THE COMMITTEE	79

6. FUNDING	85

7. DISCLOSURE AND REVIEW OF CHARTER	85

ANNUAL INFORMATION FORM
CERTAIN INTERPRETATION MATTERS
Unless the context otherwise requires, all references to the “Company” or “RIM” include Research In Motion Limited and its subsidiaries. Certain industry terms have the meanings specified in the Glossary. All dollar references, unless otherwise noted, are in United States dollars.
BlackBerry®, RIM®, Research In Motion®, SureType® and related trademarks, names and logos are the property of Research In Motion Limited and are registered and/or used in the U.S. and countries around the world. All other trademarks are the property of their respective owners.
Special Note Regarding Forward-Looking Statements
This Annual Information Form (“AIF”) contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws, including statements relating to:
•	business trends;
•	the Company’s expectations with respect to the demand for wireless devices and services;
•	the Company’s expectations with respect to factors influencing the commercial success in the wireless solutions and services market;
•	the Company’s intentions with respect to its business strategy;
•	competition and changes in the competitive landscape;
•	the Company’s management and protection of intellectual property and other proprietary rights;
•	the Company’s expectations regarding foreign sales;
•	potential legal proceedings and the Company’s liability under current legal proceedings; and
•	the Company’s dividend policy and sufficiency of its financial resources.
The words “expect”, “anticipate”, “estimate”, “may”, “will”, “should”, “intend”, “believe”, “plan” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on estimates and assumptions made by RIM in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors that RIM believes are appropriate in the circumstances. Many factors could cause RIM’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, the following factors, which are discussed in greater detail in the “Risk Factors” section of this AIF.
•	third-party claims for infringement of intellectual property rights by RIM and the outcome of any litigation with respect thereto;
•	RIM’s ability to successfully obtain patent or other proprietary or statutory protection for its technologies and products;
•	RIM’s ability to obtain rights to use software or components supplied by third parties;

•	potential impact of copyright levies in numerous countries;

•	RIM’s ability to enhance current products and develop new products on a timely basis;
•	intense competition within RIM’s industry, including the possibility that strategic transactions by RIM’s competitors or carrier partners could weaken RIM’s competitive position or require RIM to reduce its prices to compete effectively;
•	RIM’s ability to establish new, and to build on existing, relationships with its network carrier partners and distributors, and its dependence on a limited number of significant customers;
•	RIM’s reliance on its suppliers for functional components, and the risk that suppliers will not be able to supply components on a timely basis or in sufficient quantities;
•	the efficient and uninterrupted operation of RIM’s network operations center and the networks of its carrier partners, and the risk of other business interruptions;
•	dependence on key personnel and RIM’s ability to attract and retain key personnel;
•	RIM’s ability to manage production facilities and its reliance on third-party manufacturers for certain products;
•	the occurrence or perception of a breach of RIM’s security measures, or an inappropriate disclosure of confidential or personal information;
•	the continued quality and reliability of RIM’s products and services and the potential effect of defects in products and services;
•	risks associated with RIM’s expanding foreign operations;
•	reliance on strategic alliances and relationships with third-party network infrastructure developers, software platform vendors and service platform vendors;
•	effective management of growth and ongoing development of RIM’s service and support operations;
•	regulation, certification and health risks, and risks relating to the misuse of RIM’s products;
•	restrictions on import and use of RIM’s products in certain countries due to encryption of the products and services;
•	reduced spending by customers due to the uncertainty of economic and geopolitical conditions;
•	risks associated with acquisitions, investments and other business initiatives;
•	foreign exchange risks;
•	tax liabilities, resulting from changes in tax laws or otherwise, associated with RIM’s worldwide operations;
•	general commercial litigation and other litigation claims as part of RIM’s operations;
•	changes in interest rates affecting RIM’s investment portfolio and the creditworthiness of its investment portfolio;
•	government regulation of wireless spectrum and radio frequencies;
•	collection, storage, transmission, use and distribution of user and personal information could give rise to liabilities or additional costs;
•	expansion and availability of attractive content for BlackBerry App World;
•	difficulties in forecasting RIM’s quarterly financial results and the growth of its subscriber base; and
•	risks related to RIM’s historical stock option granting practices.
These factors should be considered carefully, and readers should not place undue reliance on RIM’s forward-looking statements. RIM has no intention and undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CORPORATE STRUCTURE
The Company
The Company was incorporated under the Business Corporations Act (Ontario) (OBCA) on March 7, 1984 and commenced operations at that time. The Company has amalgamated with several of its wholly-owned subsidiaries, the last amalgamation occurring on February 24, 2003 through the filing of articles of amalgamation under the OBCA on February 24, 2003. RIM’s registered and principal business office is 295 Phillip Street, Waterloo, Ontario, Canada N2L 3W8, telephone: (519) 888-7465, fax: (519) 888-6906.
Inter-corporate Relationships
The Company has three material subsidiaries, of which all are wholly owned, directly or indirectly, by RIM.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Research In Motion Corporation	Delaware, U.S.A.
Research In Motion UK Limited	England and Wales
RIM Finance, LLC	Delaware, U.S.A.
GENERAL DEVELOPMENT OF THE BUSINESS
RIM is a leading designer, manufacturer and marketer of innovative wireless solutions for the worldwide mobile communications market. Through the development of integrated hardware, software and services that support multiple wireless network standards, RIM provides platforms and solutions for seamless access to time-sensitive information, including email, phone, short message service (SMS), internet and intranet-based applications. RIM technology also enables a broad array of third party developers and manufacturers to enhance their products and services through wireless connectivity to data.
RIM’s portfolio of award-winning products, services and embedded technologies are used by thousands of organizations around the world and include the BlackBerry® wireless solution, the RIM Wireless Handheld™ product line, software development tools and other software and hardware.
Product and business developments that have influenced the general development of the Company’s business over the last three fiscal years are as follows:

Fiscal 2010
•	The BlackBerry subscriber base increased to over 41 million users from approximately 25 million in the previous fiscal year;
•	Launched a number of new devices, including the BlackBerry® Bold™ 9700, BlackBerry® Storm2™ 9520 and 9550, BlackBerry® Tour™, and the BlackBerry® Curve™ 8520 and 8530;
•	Introduced BlackBerry Enterprise Server (BES) 5.0 and BlackBerry Device Software 5.0 which offer extended capabilities to both end users and IT professionals;
•	Added over 75 new carrier and distribution channel relationships for a total of approximately 550 carriers and distribution channels in 175 countries;
•	Announced BES Express™ which offers basic BES features free of cost to most Microsoft Exchange users;
•	BlackBerry Internet Service (BIS) customers exceeded BES as a percentage of the subscriber base for the first time; and
•	Common share repurchase of 12.3 million shares at a cost of $775 million during Q3.
Fiscal 2009
•	The BlackBerry subscriber base increased to approximately 25 million users from over 14 million in the previous fiscal year;
•	Launched a number of new devices including the BlackBerry® Bold™ 9000, BlackBerry® Storm™ 9500 and 9530, BlackBerry® Pearl Flip™ 8220 and 8230, and the BlackBerry® Curve™ 8350i and 8900;
•	Introduced new user interface coupled with some of the highest quality screens in the industry, an improved browsing experience and intuitive controls;
•	Added over 125 new carrier and distribution channel relationships for a total of over 475 carriers and distribution channels in over 160 countries;
•	Announced BlackBerry App World™ for easy purchase and downloading of BlackBerry compatible applications; and
•	Trial MVS programs at major customers were converted into production deployments.
Fiscal 2008
•	The BlackBerry subscriber base increased to over 14 million users from approximately 8 million the previous year;
•	Launched a number of new devices, including the BlackBerry® Curve™ 8300 series (BlackBerry® Curve™ 8310, BlackBerry® Curve™ 8320 and BlackBerry® Curve™ 8330), additional BlackBerry® 8800 series (BlackBerry® 8820, BlackBerry® 8830 World Edition™) and additional BlackBerry® Pearl™ 8100 series (BlackBerry® Pearl™ 8110, BlackBerry® Pearl™ 8120, BlackBerry® Pearl™ 8130);

•	Added over 80 new carrier and distribution channel relationships for a total of over 350 carriers and distribution channels in 135 countries;

•	Launched BlackBerry® Connect™ service on five new devices with more than 20 carrier partners worldwide;
•	Launched BlackBerry® Professional software for small and medium sized businesses and BlackBerry® Unite!™ for the home computer;
•	Launched BlackBerry® Enterprise Server™ enhancements for v4.1.5;
•	Launched the first devices (BlackBerry 8820, 8320 and 8120) with Wi-Fi®; and
•	Attained Common Criteria EAL 2+ certification for BlackBerry Enterprise Server 4.1.3 and BlackBerry® Wireless Handheld™ Software 4.1.0.
NARRATIVE DESCRIPTION OF THE BUSINESS
Overview
RIM is a leading designer, manufacturer and marketer of innovative wireless solutions for the worldwide mobile communications market. Through the development of integrated hardware, software and services that support multiple wireless network standards, RIM provides platforms and solutions for seamless access to time-sensitive information, including email, phone, short messaging service, Internet and intranet-based applications. RIM technology also enables a broad array of third party developers and manufacturers to enhance their products and services with wireless connectivity to data.
RIM’s portfolio of award-winning products, services and embedded technologies are used by thousands of organizations and millions of consumers around the world and include the BlackBerry® wireless solution, and other software and hardware. Founded in 1984 and based in Waterloo, Ontario, Canada, RIM operates offices in North America, Europe and Asia-Pacific. RIM common shares are listed on the Nasdaq Global Select Market (NASDAQ: RIMM) and the Toronto Stock Exchange (TSX: RIM).
RIM’s primary revenue stream is generated by the BlackBerry wireless solution, which includes sales of BlackBerry wireless devices, software, and services. It can provide users with a wireless extension of their work and personal email accounts, including Microsoft Outlook®, IBM® Lotus Notes®, Novell® GroupWise® and many ISP email services. When incorporating BlackBerry Enterprise Server, the BlackBerry wireless solution allows Microsoft® Exchange, IBM Lotus® Domino® and Novell GroupWise users to send and receive corporate email and instant messages securely. The BlackBerry wireless solution also enables the use of data functions such as calendar, address book, task and memo lists, and other functions associated with personal organizers. The BlackBerry® Mobile Data System (BlackBerry MDS) allows users to securely access data from enterprise applications and the internet. The BlackBerry® Mobile Voice System (BlackBerry MVS) allows organizations to converge office desk phones and BlackBerry smartphones, so users can access standard enterprise voice features whether at their desks or on the go. BlackBerry® Internet Service allows the integration of up to 10 supported email accounts on the same BlackBerry smartphone. Both BlackBerry Enterprise Server and BlackBerry Internet Service allow Internet browsing and full phone functionality on the user’s device. In addition, BlackBerry smartphones offer a range of multimedia capabilities. The BlackBerry wireless solution service is provided through a combination of RIM’s Network Operations Center and the wireless networks of RIM’s carrier partners.

RIM currently markets various models of its smartphones, including BlackBerry Storm Series, BlackBerry Bold Series, BlackBerry Tour, BlackBerry Curve Series, BlackBerry Pearl Flip Series, BlackBerry Pearl Series, BlackBerry 8800 Series, and BlackBerry 8700 Series. These products have been designed to accommodate the technical requirements of one of the HSPA, GSM®/GPRS/EDGE, CDMA/1xRTT/Ev-DO, UMTS or iDEN® protocols.
BlackBerry App World is an application storefront managed by RIM that provides an opportunity for developers to reach millions of BlackBerry users and offer users paid and free applications to enrich the user experience of the device.
RIM’s sales and marketing efforts include collaboration with strategic partners and distribution channels to promote the sale of its products and services, as well as its own supporting sales and marketing teams.
RIM believes that the demand for wireless devices and services is being fuelled by several key global trends, including the following:
•	commercial availability of high-speed wireless networks which allow for the delivery of both voice and data communications to a single wireless device;
•	emergence of mobile access to corporate intranets and enterprise applications as a competitive necessity;
•	broad acceptance of email as a reliable, secure, and indispensable means of communication;
•	the growth of instant messaging as a business and personal communications tool;
•	recognition by businesses of the productivity gains achieved through the wireless enablement of enterprise data applications beyond email;
•	growing popularity of portable information devices;
•	availability of smaller, lighter, and cheaper converged wireless devices, offering both voice and data capabilities;
•	introduction of lower data pricing models by wireless carriers;
•	proliferation of the internet;
•	growth in popularity of different consumer-focused applications, such as social networking and instant messaging;
•	growing reliance on data applications for personal communications; and
•	the growing number of mobile workers around the world.
Participants in the wireless device and services market require significant technical expertise to meet the stringent demands of the market, which include the desire for devices to have a small size, reasonable battery life, connectivity, behind-the-firewall integration, security, extended functionality, multi-network support, global availability, and ease of use. Moreover, potential entrants must overcome other significant barriers to enter into the wireless marketplace. These include developing alliances with industry leading third parties (such as global wireless network service providers), securing specialized component suppliers, establishing adequate financial resources, and fostering relationships with software application developers.

Wireless devices and services are expected to play a significant role in the growing use of voice, internet, corporate intranet, instant messaging, email, and eCommerce applications. The integration and focus of expert teams from various engineering disciplines have enabled RIM to develop products that possess significant benefits including advanced security features, single email inbox, push technology, and the network efficiency characteristics of RIM’s two-way packet switched wireless solutions. In addition, BlackBerry products are flexible and support multiple network protocols. The scalability and adaptability allows RIM to develop close relationships with wireless carriers around the world, further enhancing the Company’s position as a leading wireless solution supplier.
Industry Background
The Wireless Communications Industry
The wireless communications industry involves the provisioning of wireless voice and data services using radio frequency technologies (RF) on a variety of competing wireless networks. These networks are typically comprised of a distinct voice layer upon which data transmission layers have been subsequently installed. The most widely deployed wireless voice and data networks include GSM/GPRS/EDGE/HSPA, CDMA/1xRTT/EVDO and iDEN. The two primary international voice and data networks GSM/GPRS/EDGE and CDMA/EVDO continue to be upgraded to third generation (3G) technologies that offer greater speeds and increased abilities to support subscriber concentration in the same and new RF spectrums. The migration path for GSM/GPRS/EDGE includes the addition of UMTS technologies such as HSPA (which is made up of HSDPA and HSUPA). The path for CDMA/EVDO includes the addition of WCDMA technologies. The rollout of these newer technologies is well underway and commercially available in many markets.
In order to capitalize on the capabilities of the voice and data networks, handheld and handset vendors have released new converged voice and data devices to market and remain in pursuit of optimal form factors and features. These devices provide end users with a greater degree of choice and value from integrated voice and data capabilities on one convenient and user friendly device. Examples of converged voice and data devices include the BlackBerry Curve 8300, 8500 and 8900 Series, the BlackBerry Pearl 8100 and 8200 Series, the BlackBerry Storm 9500 Series, the BlackBerry Tour 9600 Series and the BlackBerry Bold 9000 and 9700 Series devices.
Wireless Communications Industry Markets and Segments
The wireless communications market is comprised of three distinct markets that are organized based on who purchases the devices, services and software solutions.
•	The consumer market: which is characterized by end users who purchase devices themselves for personal use;

•	The prosumer market: which is characterized by end users who purchase devices for business and some personal use; and
•	The enterprise market: in which solutions are purchased predominantly by information technology (IT) and line of business managers for deployment to employees.

Products designed for the enterprise market typically include a converged device that is deployed in conjunction with a behind-the-firewall messaging server. Products designed for the prosumer market are typically hosted by either the vendor or wireless carrier, and range in their depth of features from email only, PIM and other data services such as social networking. Consumer market offerings tend to be hosted by the individual user and carrier and may be chosen based on an affinity for a certain capability such as browsing, multimedia or instant messaging.
RIM believes that the following factors influence commercial success in the wireless device and services market:
•	small size and light weight converged devices;
•	reasonable battery life;
•	intuitive interface and ease of use;
•	integration with corporate PBX;
•	extensive geographic coverage;
•	competitive pricing;
•	flexible architecture;
•	end-to-end security;
•	trusted brand;
•	push-based outbound port architecture;
•	extensive customer care capabilities;
•	multi-network support;
•	connectivity to enterprise email and applications;
•	connectivity to personal messaging, social networking, multimedia and other applications; and
•	access to third party applications.
RIM believes that there are significant barriers to entry to the wireless device and services market, which include the following:
•	proprietary technology, including hardware and software expertise and intellectual property rights;
•	existing strategic alliances and relationships;
•	access to components and established supplier relationships;
•	existing customer and channel relationships;
•	scarcity of highly qualified personnel;
•	significant development costs and time-to-market;
•	manufacturing expertise;
•	significant capital requirements;
•	regulatory barriers, such as Federal Communications Commission approval and network certification; and

•	market and brand recognition of industry leaders.

Success Factors
Through development of integrated hardware, software and services that support multiple wireless network standards, RIM provides end-to-end wireless solutions for seamless access to information, including email, voice, instant messaging, SMS, internet and intranet-based browsing and applications. RIM’s integration and focus of research and development teams in radio frequency, hardware and software design, antenna design, circuit board design, integrated circuit design, power management, industrial design, and manufacturing engineering result in cost-effective solutions that offer small size, efficient bandwidth use, lengthy battery usage, ease of use, robust security and a significant return on investment to customers.
RIM believes that the following characteristics give it a competitive advantage and differentiate its products and services from those of its competitors:
•	Push-based Architecture. The BlackBerry wireless solution uses a push-based architecture where the device is in constant connection with the network. BlackBerry users are provided with immediate message delivery, which has become the established industry benchmark. This push-based data delivery has been extended beyond email to applications, so that the mobile application development community can take advantage of the push-based architecture inherent in the BlackBerry platform.
•	Extended Functionality. Users increasingly require smartphones to be versatile, easy-to-use and provide a robust level of functionality in terms of configuration, features and customizable options. RIM has consistently developed products that balance end users’ demand for features with the demands of IT managers for security and manageability. RIM’s focus on business-grade solutions has won RIM a market-leading role in the enterprise market. BlackBerry has also been embraced by consumers looking for more features and functions on their wireless devices, including instant messaging, multimedia, web browsing and enhanced voice features.
•	Pricing. The return on investment for the BlackBerry wireless solution provides customers with rapid payback for their purchase. The primary sources of benefits include personal productivity and team workflow enhancements. Additionally, the low bandwidth nature of the BlackBerry wireless solution allows carriers to offer service packages to their customers at favourable rates compared to conventional usage of session based networking over wireless networks. In addition, RIM continues to launch new IT administrator and end user feature sets designed to lower the cost of buying, deploying and managing the solution. The network efficiency of the BlackBerry solution may also lead to lower data roaming charges for customers.

•	Strength of the BlackBerry Brand and Market Awareness. BlackBerry is widely recognized as a best-in-class and trusted smartphone brand and continues to improve its ranking among the most valuable brands worldwide. In certain markets, brand alone is a strong influence on purchase decision.
•	Support for Multiple Carriers, Geographies and Network Protocols. The BlackBerry solution offers choice and manageability for global customers. Through relationships with approximately 550 wireless carriers and distribution partners in 175 countries around the world, RIM is able to offer customers their choice of carrier depending on their needs in a particular geography. In addition, BlackBerry smartphones support many network protocols, including GSM/GPRS/EDGE/UMTS/HSPA, CDMA/1xRTT/Ev-DO and iDEN, offering customers the best choice of carriers and network technologies for their particular region without changing the underlying BlackBerry infrastructure. RIM will continue to launch new products for next generation networks as the deployment scale and the economies around these networks are established.
•	Intellectual Property Rights. RIM has sought to protect the technology that it has developed through a combination of patent, copyright and trade secret protection as well as through contractual arrangements.
•	Extensibility and Flexible Architecture. RIM has designed its device and server platform architecture to support open standards and tools, such as Eclipse, to make it attractive for other software developers to create custom applications for BlackBerry smartphones. The BlackBerry platform supports web and Java development. The BlackBerry Independent Software Vendor (ISV) Alliance program is a well established and comprehensive program aimed at providing the resources, support and tools, software developers need to develop and sell innovative, market-driven applications for BlackBerry users. The program has thousands of developers participating and has produced tens of thousands of applications for both enterprise and individuals. In addition, RIM has added additional Application Programming Interfaces (APIs) to the BlackBerry® Java™ SDK to enable the next wave in mobile application development. The BlackBerry platform allows for deep, rich integration between applications and core BlackBerry features. Enterprise developers can quickly and easily design wireless applications and/or provide access to existing corporate application data wirelessly for their employees. Additionally, the push capabilities also allow content providers to push relevant and timely information to BlackBerry smartphones.
•	Support of a Vibrant Developer Community. RIM has built a large network of commercial, independent and corporate software developers. The Company provides developers with a direct-to-consumer storefront — BlackBerry App World, in addition to partnerships and established commercial channels with operators and other third-party stores, as a means of delivering their applications to BlackBerry users. RIM has also given its developer community the opportunity for increased funding through its

BlackBerry Partner Fund, which it introduced in conjunction with outside funding sources. Additionally, new development environments and richer API’s facilitate the writing of more sophisticated and productive software applications being written for the BlackBerry solution. An annual conference is also held by RIM to bring developers together for a series of keynotes, lectures and workshops.
•	Spectral Efficiency. RIM has built a wireless infrastructure utilizing highly optimized wireless specific protocols and different methods of compression and rendering to efficiently send various types of data over the wireless carrier networks. In a limited bandwidth and capacity environment like that of wireless data, carriers benefits from spectral efficiencies include capital expenditures on wireless infrastructure, increased customer satisfaction and better capacity utilization. For the end customer, spectral efficiencies result in reduced latency, better battery life and possibly lower cost data plans and roaming charges.
•	Access to Key Corporate Data Stores. BlackBerry Enterprise Server provides corporations with the means to provide wireless access to all four main corporate data stores from a single integrated platform. The BlackBerry wireless platform is the only one that provides access to corporate email and PIM, corporate voice PBX and hybrid IP/PBX stores, real-time computing and corporate IM, such as IBM SameTime and Microsoft Live Communications Server, Microsoft Office Communications Server and enterprise applications, such as customer relationship management (CRM), and enterprise social networking and collaboration applications, such as IBM Lotus Connections and IBM Lotus Quickr. Additionally, the deployment of over 250,000 BlackBerry Enterprise Servers around the world makes it more difficult for a new solution to gain a market foothold.
•	Security. The BlackBerry platform was designed as an end-to-end solution with comprehensive security specifically for enterprise access to email, PIM and other corporate information from a single wireless device. Through integration with Microsoft Exchange, IBM Lotus Domino and Novell GroupWise, the BlackBerry wireless solution provides corporate users with secure wireless access to their own corporate email rather than having to establish an additional email account. RIM’s security solution includes end-to-end data encryption for confidentiality, robust remote IT management, support for internet security standards for the enterprise, full application control, multiple user authentication schemes, secure boot ROM and signed API access and firewall integrity preservation. In addition to the security built into the BlackBerry Enterprise Solution, RIM has developed a BlackBerry Smart Card Reader which further enhances the device security for a wide range of government users. BES Express has also been launched to provide the same security to the SME user free of charge that BES provides to the corporate user. The BlackBerry Enterprise Solution has passed rigorous security assessments by many of the leading security institutions around the world, including Common Criteria EAL 4+ certification for BlackBerry Enterprise Server 5.0 and BlackBerry OS 5.0. BlackBerry was the first mobile platform to achieve Common

Criteria EAL 4+ certification. The BlackBerry Enterprise Solution has been certified by Fraunhofer Institute SIT, and has been approved for use under the CAPS program in the United Kingdom. The solution has also had several FIPS-140 validations for its embedded encryption module.
•	Manageability. Other features of the BlackBerry wireless solution include over-the-air distribution of applications, over-the-air calendar synchronization, over-the-air software updates, over-the-air folder management, wireless synchronization of deletes, enhanced IT manageability and personal organizer features such as contacts, tasks and memos. RIM also provides a robust corporate applications platform that masks the complexities of wireless application development by providing an integrated framework using web-services and object oriented programming tools that provides preconfigured support for end-to-end security and multiple data transport methods.
•	BlackBerry Outbound Port Architecture. The BlackBerry wireless solution uses a secure infrastructure that does not require IT managers to compromise firewall security through the opening of an inbound firewall port. The BlackBerry network operations center offers a number of efficiency and security benefits to carriers and end-users. These benefits are outlined in detail under “Competition”.
Strategy
Key components of RIM’s business strategy include:
•	Extend Technology Leadership. RIM is currently recognized as a leader in the wireless data communications industry for designing and developing the BlackBerry wireless solution. RIM intends to maintain its leadership by focusing on the further development of two-way wireless technologies and enabling applications, protecting its intellectual property and encouraging the adoption of its platform by wireless network service providers globally and their customers, and licensing components of the BlackBerry platform to key handset and service vendors.
•	Broaden Strategic Alliances and Relationships. RIM intends to continue to strengthen and develop its strategic alliances and relationships, and enter into similar relationships to affirm and enhance its competitive position as a primary wireless handheld and solutions provider to the mobile data communications industry. Areas of strategic alliances and relationships include, but are not limited to, enterprise and other software applications companies, global telecommunications carriers, intranet applications and portal companies, internet social networking providers, microchip manufacturers and global systems integrators.

•	Promote and Enhance Development of Third Party Software. RIM intends to continue to enhance software development tools, provide technical support and accommodate external software developers to further promote the development of software applications for the BlackBerry platform.
•	Expand the Global Reach of the BlackBerry Platform. RIM plans to continue to foster relationships with key carriers, distributors and customers to expand the BlackBerry smartphones addressable market and provide customers with access to their corporate or personal data anywhere in the world.
•	Extend BlackBerry’s Reach into the Prosumer and Consumer Market. RIM has and intends to continue to undertake a number of initiatives aimed at expanding further into the prosumer and consumer market. These initiatives include partnerships with leading prosumer and consumer portal and applications companies such as Google™, Yahoo® and Facebook®, expanding channel distribution into retail, indirect and Value Added Reseller (VAR) channels, as well as launching devices with consumer friendly features.
•	Build Awareness and Relevance of the BlackBerry Brand. The “Love What You Do” advertising campaign creatively demonstrates how BlackBerry inspires and enables people from all walks of life to pursue what they love. Launched in October 2009, the campaign features media support on major television networks as well as online and print ads and is currently running in North America as well as select countries around the world.
•	Maintain Market Leadership and Expand Customer Base. RIM intends to maintain its position as a market leader by focusing its sales and marketing efforts on the continued use of strategic alliances and relationships to promote the sale of its products, as well as utilizing indirect sales and marketing teams. In addition, RIM intends to continue to grow its leadership through focusing on developing leading edge devices as well as enabling existing third-party enterprise and third party consumer applications.
•	Enhance and Expand the BlackBerry Wireless Solution. RIM believes that the functionality of the BlackBerry wireless solution can be further enhanced for corporate, prosumer and consumer markets. RIM intends to focus on improving and enhancing its service, designing new, compelling form factors for different market segments and enabling additional applications and features for the BlackBerry wireless solution either independently, through acquisitions or through partnerships.
•	Continue to Invest in Highly Qualified Personnel. RIM believes that the quality and skills of its senior management team and other personnel within the organization have been key factors in its progress to date. RIM intends to continue its recruiting strategies and operations worldwide in order to attract personnel to support its product development and growth strategies.

•	Acquisition and Investment Strategy. RIM continues to evaluate and purchase companies and make investments in products that provide opportunities for growth or expansion. These may include but are not limited to companies or products related to software, wireless solutions, security, and applications, among others. The Company also intends to continue to purchase intellectual property (IP) in various forms and technologies when appropriate opportunities arise.
Products and Services
RIM’s primary revenue stream is generated by the BlackBerry wireless solution, comprised of wireless handsets, service and software. BlackBerry service is provided through a combination of RIM’s NOC and the wireless networks of RIM’s carrier partners.
Other revenue includes accessories, non-warranty repairs, non-recurring engineering development contracts (“NRE”), BlackBerry App World and gains and losses on revenue hedge contracts.
The Company’s revenue mix for fiscal years 2010 and 2009 is as follows:

Revenue (U.S. $000’s)	February 27, 2010		February 28, 2009

Devices	$12,115,765	81.0%	$9,089,736	82.1%
Service	2,158,591	14.4%	1,402,560	12.7%
Software	258,635	1.7%	251,871	2.3%
Other	420,233	2.9%	321,019	2.9%

	$14,953,224	100%	11,065,186	100%

BlackBerry Smartphones
BlackBerry smartphones use wireless, push-based technology that delivers data to mobile users’ business and consumer applications. BlackBerry smartphones integrate email, voice calling, browser, calendar, media player and numerous other applications, making it easy for customers to stay connected and entertained on the go.
BlackBerry smartphones are available from hundreds of carriers and indirect channels, through a range of distribution partners, and are designed to operate on a variety of carrier networks, including HSPA/UMTS, GSM/GPRS/EDGE, CDMA/Ev-DO, and iDEN.

RIM’s BlackBerry smartphone portfolio includes:
•	BlackBerry Bold series — The BlackBerry Bold series of smartphones are state-of-the-art, combining extensive high-end features with stylish, refined design. All models feature next-generation processors, highly-tactile full-QWERTY keyboards, built-in GPS and Wi-Fi, digital cameras and brilliant, high-resolution displays. With support for high-speed HSDPA networks, customers can quickly browse the web and download large attachments, in addition to making voice calls and accessing data at the same time.
•	BlackBerry Storm series — The BlackBerry Storm series of touch-screen smartphones feature SurePress™, an innovative technology that gives users tactile feedback when typing and navigating the user interface. With large, high-resolution displays, web pages and videos have never looked better. Other key features include support for landscape and portrait views, built-in GPS and 3.2 mega-pixel cameras. Plus with support for CDMA Rev A networks in North America and HSPA networks abroad, customers are able to keep in touch almost anywhere in the world. The BlackBerry Storm2 9550 and BlackBerry Storm2 9520 smartphones include built-in Wi-Fi.
•	BlackBerry Tour — The BlackBerry Tour 9630 smartphone supports CDMA Rev A networks in North America and HSPA networks abroad, making it easy for customers to keep in touch at high-speed, wherever they roam. The BlackBerry Tour 9630 is a premium smartphone featuring a high-resolution screen, full-QWERTY keyboard for comfortable typing, 3.2 MP camera and built-in GPS.
•	BlackBerry Curve series — The most recent additions to the BlackBerry Curve family of smartphones are the BlackBerry Curve 8520 and BlackBerry Curve 8530 smartphones. Slim, approachable and available in a variety of colors, these smartphones feature full-QWERTY keyboards, touch-sensitive trackpads for easy navigation and dedicated media keys for controlling music and videos. They also come with 2 MP cameras, plus built-in Wi-Fi and/or GPS. Other members of the BlackBerry Curve series are the BlackBerry Curve 8900 smartphone and the BlackBerry Curve 8300 series, including the BlackBerry Curve 8350i smartphone, which uses iDEN technology to provide push-to-talk service.
•	The BlackBerry Pearl series — BlackBerry Pearl smartphones feature SureType QWERTY keyboards, impressive call quality, digital cameras and media players. For customers that prefer flip phones, the BlackBerry Pearl Flip 8220 and BlackBerry Pearl Flip 8230 smartphones offer all the power of the BlackBerry platform in a flip form factor. A number of models in the BlackBerry Pearl series feature built-in GPS while others come with built-in Wi-Fi and are available on GSM or CDMA networks.
BlackBerry Enterprise Solution
•	BlackBerry Enterprise Server — BlackBerry Enterprise Server is robust software that acts as the centralized link between BlackBerry smartphones, enterprise systems, business applications and wireless networks. The BlackBerry Enterprise Server integrates with enterprise messaging systems including Microsoft Exchange, IBM Lotus Domino and

Novell GroupWise to wirelessly and securely synchronize with BlackBerry smartphones to provide mobile users with secure, push-based wireless access to email, calendar, contacts, notes and tasks. It also provides access to business applications and enterprise systems behind the firewall. Additionally it provides advanced security features and offers administrative tools that simplify management and centralize control. BlackBerry Enterprise Server is required for certain other enterprise solutions such as BlackBerry® Mobile Voice System (for bringing desk phone functionality to BlackBerry smartphones); BlackBerry® Clients for Microsoft® Office Communications Server, IBM® Lotus® Sametime® and Novell® GroupWise® Messenger (for enterprise instant messaging); IBM Lotus Connections (for enterprise social networking); IBM Lotus Quickr™ (for document sharing and collaboration); and Chalk® Pushcast Software (for corporate podcasting).
•	BlackBerry Enterprise Server Express — BES Express is free server software that wirelessly and securely synchronizes BlackBerry smartphones with Microsoft® Exchange or Microsoft® Windows® Small Business Server. BlackBerry Enterprise Server Express works with Microsoft Exchange 2010, 2007 and 2003 and Microsoft Windows Small Business Server 2008 and 2003 to provide users with secure, push-based, wireless access to email, calendar, contacts, notes and tasks, as well as other business applications and enterprise systems behind the firewall. Importantly, the new server software utilizes the same robust security architecture found in BlackBerry Enterprise Server. The software offers economical advantages to small and medium enterprises (SMEs) that desire some of the enterprise-grade security and manageability options of BlackBerry Enterprise Server but don’t require all of its advanced features. BlackBerry Enterprise Server Express software also provides a cost-effective solution that enables IT departments to meet the growing demand from employees to be able to connect their personal BlackBerry smartphones to their work email.
•	BlackBerry® Mobile Voice System (BlackBerry MVS) — BlackBerry MVS allows organizations to converge office desk phones and BlackBerry smartphones, so users can access standard enterprise voice features whether at their desks or on the go. BlackBerry MVS is comprised of three components: BlackBerry® MVS Client, BlackBerry® MVS Services, and BlackBerry® MVS Server. It unifies fixed and mobile voice communications so users can be reached at a single business phone number and access enterprise voice features with an intuitive and integrated approach. BlackBerry MVS offers advanced security features and system management functionality that permits organizations to route mobile calls through the PBX, automatically authenticating BlackBerry smartphone users and enabling their phone calls to be logged or recorded for corporate or regulatory requirements.
•	Hosted BlackBerry® services — Hosted BlackBerry services combine trusted BlackBerry® smartphone features, functionality, and advanced security capabilities in a package that is managed for end users. Hosted BlackBerry services are conveniently handled and supported by a BlackBerry certified partner from the BlackBerry® Alliance Program, giving SME enterprises the convenience they need.

Service
The Company generates revenues from BlackBerry service relating to monthly access billings charged to its carrier partners based on the BlackBerry subscriber account base. For the fiscal year ended February 27, 2010, RIM’s BlackBerry subscriber account base increased to over 41 million from approximately 25 million the previous fiscal year. The Company’s service revenue is generated by charging a monthly infrastructure access fee to a carrier or reseller, who in turn bills the end customer. Additionally, the low bandwidth nature of the BlackBerry wireless solution allows carriers to offer service packages to their customers at favourable rates compared to conventional usage of session-based networking over wireless networks. This network efficiency in turn permits the carriers to deploy many more BlackBerry smartphones in a finite amount of spectrum reducing the amount of investment a carrier needs to spend on network expansion. New consumer service plans are now being offered to carriers with very specific buckets of data at lower prices than previous BIS service bundles. In turn, RIM’s share of these lower priced bundles will be less as well.
Software
An important part of the BlackBerry wireless solution is the software that is installed at the corporate or SME server level, and in some cases on personal computers. Software revenues include fees from licensed BlackBerry Enterprise Server software and BlackBerry® Client Access Licenses (CALs), BlackBerry Solution Services and upgrades. Additional revenues are generated from BlackBerry MVS. Consumer software offerings are included in the hardware purchase and are supplied at time of purchase or are downloaded from a carrier or RIM website.
BlackBerry Technical Support Services
BlackBerry Technical Support Services are a comprehensive suite of annual technical support and software maintenance programs. The programs are designed to meet the customer’s unique BlackBerry support needs by offering a single point of contact for BlackBerry wireless solution technical support directly from RIM. Support can be provided for all BlackBerry software regardless of where it was initially purchased or downloaded. There are various support levels to satisfy different customers’ specific support needs for the BlackBerry wireless solution.
Non-Warranty Repairs
RIM generates revenue from its repair and maintenance program for BlackBerry smartphones that are returned to RIM by the carrier, the reseller, or the customer for repair after the expiration of the contractual warranty period.
Nonrecurring Engineering
Occasionally RIM enters into engineering development contracts with certain customers to undertake the development of new or customized products for a fixed or variable fee. RIM also may earn NRE revenue from certain carriers for pre-launch activities. The NRE revenue is earned based upon the completion of specific contract milestones.

Third Party Software Developers
RIM provides a feature rich open standards based development platform which allows third party commercial and enterprise software developers to build and deploy custom applications to run on BlackBerry smartphones. To facilitate this, RIM provides a number of products and technologies to third party developers, wireless carriers and enterprise customers to enable them to develop, distribute and manage these applications. For application development, RIM provides a suite of software development tools for developing thick-client Java applications, thin-client Web applications and BlackBerry Widgets which can leverage both Java and Web technologies. These software development tools provide tight integration with Eclipse and Microsoft Visual Studio, enabling developers to use industry-leading software development tools to create applications for BlackBerry. RIM has also announced partnerships with Oracle and Adobe Systems to enable software developers and designers to leverage tools from these providers to create content and applications for BlackBerry.
For distribution and management of enterprise applications, RIM provides a suite of tools and technologies within the BlackBerry Enterprise Server to enable secure and managed provisioning of applications to enterprise employees. For distribution of personal and consumer applications, RIM provides wireless carriers with the ability to “virtually pre-load” select applications and also provides BlackBerry App World as a direct storefront to BlackBerry customers. With RIM’s virtual pre-load technology, wireless carriers are able to provision new applications to their BlackBerry customers dynamically (such as at time of purchase) by pushing down an icon to the user’s BlackBerry smartphone that offers a direct link to download the application.
BlackBerry App World is an application storefront managed by RIM that provides an opportunity for developers to reach millions of BlackBerry users. Since launching on April 1, 2009, BlackBerry App World is now available in over 50 countries around the world and includes over 5,000 applications from thousands of developers. BlackBerry App World provides BlackBerry smartphone users with a comprehensive web and on-device electronic catalogue that aids in the discovery and download/purchase of applications directly from their BlackBerry smartphone. Whether the customer uses their BlackBerry smartphone for personal or business reasons, they can use BlackBerry App World to personalize their BlackBerry experience by accessing the applications they desire, which include games, social networking, music and video services, online shopping, personal productivity applications and much more.
Industry Associations
RIM is an active participant in numerous industry associations and standards bodies including:
•	3G Americas

•	3rd Generation Partnership Project 2
•	Alliance for Telecommunications Industry Solutions (ATIS)
•	Association of Radio Industries and Businesses (Japan)
•	Australian Mobile Telecommunication Association
•	BITKOM (Germany)
•	Bluetooth SIG
•	British Standards Institute
•	Canadian Business for Social Responsibility (CBSR)
•	Canadian Manufacturers & Exporters
•	Canadian Chamber of Commerce
•	Canadian Wireless Telecom Association (CWTA)
•	CDMA Development Group
•	Cellular Telephony and Internet Association (CTIA)
•	Consumer Electronics Association
•	Digital Europe (formerly EICTA)
•	European Telecom Standards Institute
•	GeSI (Global e-Sustainability Initiative)
•	GSM Association
•	IEEE
•	Industry Forum (UK)
•	Information Technology Association of Canada
•	Information Technology Industry Council (USA)
•	Intellect (UK)
•	Intellectual Property Owner’s Association
•	International Imaging Industry Association (i3a)
•	International Telecommunication Union
•	Java Community Process
•	MIPI: Mobile Industry Processor Interface
•	ngmn (Germany)
•	Open Mobile Alliance
•	Rechargeable Battery Recycling Corp (RBRC)
•	TechAmerica (formerly AeA & ITAA) — (AeA is now AeA Europe)
•	Telecommunications Industry Association (TIA)
•	US Information Technology Office (USITO) (China)
•	Wi-Fi — Alliance
•	WiMAX Forum
•	Wireless World Research Forum
•	World Wide Web Consortium
RIM’s involvement with these and other associations includes standards development, government advocacy, joint marketing, participation in conferences and trade shows, training, technology licensing by RIM and business development.

Sales, Marketing and Distribution
RIM markets and sells its BlackBerry wireless solution primarily through global wireless communications carriers (carrier partners) who distribute the solution to end users. RIM has a number of carrier-focused business units that support the sales and marketing efforts of RIM’s carrier partners through training, technical account management and sales and marketing support. RIM also markets and sells its BlackBerry wireless solution through third party distribution channels. As of February 27, 2010, RIM’s marketing, sales and business development, BlackBerry operations, customer support and technical support teams consisted of approximately 3,110 full time employees.
Customers
RIM is dependent on an increasing number of significant global carrier partner customers with respect to the sales of its products both in terms of the numbers of devices sold and the aggregate value of its sales. While the Company sells its products and services to a variety of customers, one customer comprised 14% of the Company’s trade receivables as at February 27, 2010 (at February 28, 2009 one customer comprised 29% trade receivables). Additionally, three customers comprised 20%, 13% and 10% of the Company’s revenue in fiscal 2010 (at February 28, 2009 three customers comprised 23%, 14% and 10% of the Company’s revenue).
The primary direct customers for the BlackBerry wireless solution are wireless carriers. The Company sells GSM/GPRS/EDGE, CDMA/Ev-DO/Ev-DO Rev A, UMTS/HSPA, HSDPA and iDEN devices and software to carriers, who in turn bundle devices and software with airtime and sell a complete wireless solution to end customers. The Company also sells devices through indirect channels and these devices are resold by a third party with or without a service plan from our carrier partners. Software is licensed directly to end customers, although it is distributed by carriers, resellers and directly through RIM. The Company’s BES supports multiple networks and devices, so that BlackBerry service from multiple carriers can be deployed within a company using the same BES software.
In fiscal 2010, 57.7% of the Company’s revenues were derived from the United States, 5.6% were derived from Canada, 9.7% were derived from the United Kingdom and the remaining 27.0% were derived from other foreign jurisdictions.
Competition
The competitive environment for the wireless data communications industry is rapidly evolving and, to date, no technology has been exclusively or commercially adopted as the industry standard for wireless data communication. Accordingly, both the nature of competition and the scope of the business opportunities afforded by this market are currently uncertain. Strategic relationships in the wireless data communications industry are also evolving. Specific infrastructure manufacturers, network operators and other businesses within the industry may currently be customers of, suppliers to, strategic partners with, or investors in other businesses. The Company is currently working with a number of businesses, some of which are direct competitors with each other and others of which are current or potential competitors of RIM. It is unclear to what extent network infrastructure developers, enterprise software vendors, PC or PDA vendors, or key network operators will seek to provide integrated wireless solutions, including access devices developed internally or through captive suppliers.

In the wireless data communications access market, the Company is aware of a number of suppliers of access devices for public wireless data networks, including: Apple Inc.; Casio Inc.; Dell, Inc.; Telefonaktiebolaget LM Ericsson; Fujitsu Limited; HandEra, Inc.; Garmin, Ltd..; General Dynamics Inc.; Good Technology; Google Inc.; Hewlett-Packard Company; Hitachi America, Ltd.; Intermec Technologies Corporation; Kyocera Corp or Kyocera International Inc.; Microsoft Corporation; Mitsubishi Corporation; Motorola, Inc.; NEC Corp.; Nokia Corp.; Novatel Wireless, Inc.; NTT DoCoMo Inc.; Option NV; Palm, Inc.; Samsung Electronics Co., Ltd.; Sendo Ltd.; Sharp Corporation; Sierra Wireless Inc.; Sony Corporation; and Sony Ericsson Inc., among others. In addition, the Company may face competition from companies focused on providing middleware to facilitate end-to-end wireless messaging solutions. Companies in this category include IBM Corporation; Microsoft Corporation; Notify Technology Corporation; Openwave Systems Inc.; Seven Networks, Inc.; and Sybase, Inc., among others.
A variety of approaches are being pursued as diverse handset and handheld vendors attempt to provide mobile access to corporate data. These approaches include smartphones, PDAs, wireless PDAs, phone/PDA hybrids, converged voice and data devices, a variety of middleware offerings and other end-to-end integrated wireless solutions.
A key aspect of competitive differentiation among industry participants involves the inclusion of a sophisticated NOC in the system architecture. RIM pioneered the use of a sophisticated multi-node centralized architecture responsible for the routing of messages to and from devices. The key benefits of the NOC are message delivery reliability, network utilization efficiency and security. By isolating firewalls from the devices, NOCs avoid the need for numerous simultaneous inbound connections through the firewall which is a significant security consideration for many IT managers. Other benefits of NOCs include eliminating the opportunity for Denial of Service Attacks against the firewall, protecting against bad packets reaching devices, and enhancing service quality by providing advanced compression and by acting as a buffer between the limited capacity of wireless networks and the massive capacity of the wired environment.
It is important to note that the cost of operating the NOC is often charged directly to carriers by the solution vendor as is the case with RIM. Carriers typically include the NOC fee within data plans at the same or lower prices than data plans provided for solutions without NOCs partly because of the superior network efficiency of NOC-based systems. As such, end users get a better performing solution with a significantly superior security model at the same or lower cost to products without NOCs.
Product Design, Engineering and Research & Development
The Company’s research and development strategy seeks to provide broad market applications for products derived from its technology base. As of February 27, 2010, RIM’s research and development team consisted of 5,614 full time employees. Research and development expense in fiscal 2010 was $964.8 million, compared to $684.7 million in fiscal 2009.

Efficiencies in board layout and component integration utilizing the latest in High Density Interconnection (“HDI”), component packaging and attachment technology combined with proprietary software and firmware features allow RIM to customize its core proprietary hardware designs to address new applications, network protocols and transmission frequencies. RIM’s radio transceiver technology can be adapted to support multiple protocols in the wireless data communications market, supporting its position as a primary supplier of wireless and related hardware and software products.
RIM has developed its own radio code stack and launched a new device platform incorporating this radio code stack as well as utilizing the Marvell PXAxxx, Freescale and Qualcomm processor families.
The development and support of RIM’s products require several key areas of expertise within RIM to be closely integrated. RIM has recruited and developed teams with expertise in these required areas and the Company believes that the integration and focus of these teams provides RIM with a significant competitive advantage. The following chart outlines several of these key areas of expertise together with their design and user benefits.

Key Area of Expertise	Design and User Benefits
RF Engineering	High performance radio — low cost, small size, efficient battery consumption, better coverage

Analog RF & Digital ASIC	Integration — low cost, small size

Audio	Improve audio quality in all environments through hardware and signal processing design. Excellent multi-media capability.

Display	High resolution bright displays with improved power characteristics

Intelligent Antennas	Effective radiated power — better coverage and efficient battery consumption

Power Management	Low power requirements — efficient battery consumption

Firmware	Integration, customization — low cost, Small size, efficient battery consumption

Software Tools	Software development kits — more applications available

Testing Software	Fast and thorough test/debug — low cost, better quality, improved service/support

Product Design	Award winning products / outstanding customer experience through software and user interfaces
One of the significant competitive advantages of RIM’s radio design is that its proprietary technology can be extended through development efforts to other protocols and to emerging digital network standards.
The Company’s research and development efforts are focused primarily on the following areas:
•	developing core technology and platforms for next generation air interfaces and networks, including evolution of 3G and 4G wireless networks;

•	evolving the functionality, security and performance of its BlackBerry wireless solution and BlackBerry smartphones;
•	developing new devices for current and emerging wireless network technologies and market segments;
•	building device software including compilers, Java Virtual Machine, radio code, and BlackBerry applications;
•	developing server and desktop software for corporate, institutional and prosumer environments;
•	developing infrastructure systems to provide the underlying support for wireless network and Internet connectivity;
•	providing a platform and tools for third party software developers and enterprises to write and wirelessly enable applications;
•	improving manufacturing and testing technologies; and
•	developing accessories to be used with BlackBerry smartphones.
The Company also engages in longer term fundamental research both directly and by selective funding of university research projects. Product development research is funded in part by purchase commitments for a product or products under development. The Company endeavors to take advantage of specific government and academic financial assistance programs to support its research activities where available. The Company dedicates a large portion of its software investment to the overall BlackBerry wireless solution. This includes device applications, server software and infrastructure, with an emphasis on satisfying the needs of both corporate IT departments and individual customers.
The Company has previously entered into two project development agreements with Technology Partnerships Canada (TPC), which provide partial funding for certain research and development projects.
Funding received by the Company from TPC for the first agreement (TPC-1) totaled $3.9 million and was repayable in the form of royalties of 2.2% on gross product revenues resulting from the project. The Company was obligated to pay royalties on all project revenues up to a maximum of $6.1 million. The Company has fully repaid its obligations with respect to TPC-1.
The second agreement with TPC is for a development project (TPC-2) under which total contributions from TPC have been $23.3 million. The Company had fulfilled all prerequisite funding conditions and recorded all of the contributions as at February 28, 2004. This contribution is repayable to TPC in the form of a royalty of 2.2% on gross business revenues, subject to the Company maintaining a minimum number of Canadian employees and to certain annual maximum amounts through fiscal 2015, not exceeding $46 million. The Company has recorded $4.9 million (CAD) on account of TPC royalty repayment expense with respect to TPC-2 obligation during fiscal 2010 (February 28, 2009 — $4.9 million).
The Company also qualifies for investment tax credits (ITC) on eligible expenditures on account of Canadian scientific research and experimental development. In fiscal 2009 and fiscal 2010, the Company recognized the benefits of its ITC’s in its consolidated statements of operations as a reduction in income tax expense.

Intellectual Property
The policy of the Company is to apply for patents, acquire and/or seek other appropriate proprietary or statutory protection when it develops valuable new or improved technology. RIM believes that the rapid pace of technological change in the communications industry makes patent and trade secret protection important, but this protection must be supported by other means including the ability to attract and retain qualified personnel, new product introductions and frequent product enhancements.
RIM protects its technology through a combination of patents, designs, copyrights, trade-secrets, confidentiality procedures and contractual arrangements. RIM seeks to patent key concepts, components, protocols, processes and other inventions that it considers to have commercial value or that will likely give RIM a technological advantage. Although RIM applies for patent protection primarily in Canada, Europe and the United States, the Company has filed, and will continue to file, patent applications in other countries where there exists a strategic technological or business reason to do so. To broadly protect RIM’s inventions, the Company has a team of in-house patent attorneys and also consults with outside patent attorneys who interact with employees, review invention disclosures and prepare patent applications on a broad array of core technologies and competencies. As a result, RIM owns rights to an array of patented and patent pending technologies relating to wireless communication technology.
It is RIM’s general practice to enter into confidentiality and non-disclosure agreements with its employees, consultants, contract manufacturers, customers, potential customers and others to attempt to limit access to and distribution of its proprietary information. In addition, the Company generally enters into agreements with employees that include an assignment to the Company of all intellectual property developed in the course of employment.
RIM also enters into various types of licensing agreements related to technology and intellectual property rights. RIM enters certain of these agreements to obtain rights that may be necessary to produce and sell products for the wireless industry. RIM may also license its technology and intellectual property to third parties through various licensing agreements.
Production
RIM expanded its manufacturing facility in Waterloo, Ontario by 50,000 square feet in 2007 to a total of 242,000 square feet so it could further leverage its commitment to excellence with a strategically located production facility that is in close proximity to the Company’s research and development facilities and labs in Waterloo, Ontario.
In 2008, additional manufacturing capacity was added to support the higher ramp volumes required for various new products introduced and ongoing production ramp activities. Increased production volumes were also supported by an expanded network of EMS partners with flexible production capacity. Additionally, enhancements to organization design were made that provide targeted resources to facilitate new product launch and global supply chain management.
In the coming year, there will be ongoing activities to grow and evolve the supply chain model. RIM will also look to enhance its new product introduction and supply chain planning activities through further integration with RIM internal research and development activities.
RIM is well positioned in 2010 to continue its commitment of supporting fulfillment requirements of carrier customers seeking a reliable supply of smartphones. It is expected this contribution will continue to be significant and will grow incrementally as RIM pursues its objective to provide cost-effective and innovative access device solutions across the entire range of current wireless network standards.
RIM controls all sourcing decisions for materials and services that are incorporated into RIM products. Outsourced manufacturing partners are responsible for transacting business on behalf of RIM with component suppliers, but RIM negotiates pricing of these materials and services. Depending on market conditions, RIM may order more or less of a particular material or service and wherever possible, attempts to source components from at least two suppliers with a view to avoiding different types of supply disruption. See also “Risk Factors — The Company relies on its suppliers to supply functional components and is exposed to the risk that these suppliers will not be able to supply components on a timely basis”.
Regulatory Matters
In addition to the regulatory requirements applicable to any business, an access device manufacturer must obtain certification from the radio/telecommunications regulatory authorities in most jurisdictions before commencing commercial sale of its products in those jurisdictions. A significant competitive advantage exists for manufacturers with established businesses who have previously met the certification requirements for their products and who are familiar with the regulatory process.
RIM’s products must be approved by the FCC before they can be used in commercial quantities in the United States. In Canada, the relevant regulatory authority is Industry Canada. The European Community (EC) defines EC marking requirements within the Radio and Telecommunication Terminal Equipment (R&TTE) Directive for use in EC member states. Regulatory requirements are similar in other jurisdictions. All regulators require access devices to meet various standards, including limits with respect to interference with other electronic equipment and safety standards with respect to human exposure to electromagnetic radiation.
RIM’s BlackBerry wireless devices, which are made commercially available by RIM, meet FCC, Industry Canada, and EC requirements. In addition, RIM devices have obtained regulatory approvals required by other countries where such products are made commercially available by RIM.
At the present time, RIM has the required regulatory certifications for its testing facilities which allow the Company to perform all the testing required by the FCC, Industry Canada, and the EC.

In addition, RIM can also perform some of the testing which is required by other international regulatory authorities in some of the countries where the Company’s products are commercially available.
Environmental Regulations and Costs
Some of the Company’s operations are subject to regulation under various provincial, federal, state and international laws relating to environment protection and the proliferation of hazardous substances. In parts of Europe and North America, the Company is currently obligated to comply with substance bans, packaging and certain recycling requirements. In addition, the Company may be required to comply with substance bans in other jurisdictions and product take-back requirements that would make the Company responsible for recycling and/or disposing of products the Company has sold. These and other environmental laws may become more stringent over time, may be required in more places of RIM’s business and may require the Company to incur substantial compliance costs.
Employees
As of February 27, 2010, RIM had approximately 13,873* full-time employees: approximately 5,614 in the advanced research, product development, standards and licensing areas; approximately 1,683 in sales, marketing and business development; approximately 1,427 in customer care and technical support; approximately 2,178 in manufacturing and approximately 2,971 in administration, which includes information technology, BlackBerry network operations and service development, finance, legal, facilities and corporate administration.

*	Full time employee headcount has been adjusted for FY2010 to exclude inactive, contract or co-op employees which were included in prior years.
Facilities
Waterloo, Ontario, Canada
The Company’s corporate headquarters and manufacturing facility are located in Waterloo. The campus-type layout of 25 buildings, 14 of which are owned and 11 of which are leased, currently houses the corporate, administration, finance, engineering, research and development, sales and marketing and manufacturing operations. The buildings which are owned contain approximately 1,322,133 square feet; RIM occupies approximately 1,017,943 square feet, with the balance being leased to tenants. Additionally, RIM currently occupies approximately 394,967 square feet in 11 leased buildings. RIM completed construction on the first building on a new campus in north Waterloo in 2009 and construction activities are underway on three subsequent buildings. Two additional facilities have been acquired in nearby Cambridge, Ontario which will be used for various global logistics and repair services groups, totaling 699,500 square feet.

Other
RIM owns and occupies a 157,696 square foot facility outside Ottawa, Ontario, while continuing to lease 118,171 square feet, used primarily for research and development and engineering functions. In Mississauga, Ontario, RIM occupies five facilities, including a new 172,206 square foot facility, used for a variety of sales, research and development and engineering activities. Construction is underway on a second 150,000 square foot building. An additional 119,213 square feet is leased in four buildings. RIM also owns and occupies a 160,000 square foot customer service operations center, located in the greater Halifax area. In total, RIM occupies 1,156,651 square feet in Canada, outside the Waterloo, Ontario area.
The U.S. headquarters of RIM are composed of a campus style complex of six buildings totaling 460,300 square feet outside Dallas, Texas, housing certain sales, marketing, legal, research and development, customer service operations and administrative activities. RIM occupies approximately 133,130 square feet within the complex, with the balance being sublet to tenants. RIM leases an additional 477,018 square feet throughout the United States, and also operates two small sales offices in Mexico City, Mexico and Sao Paulo, Brazil.
RIM also has established offices in Europe and Asia Pacific. The RIM operations in Europe are headquartered out of a 68,893 square foot leased facility in Slough, UK, used for customer service operations, sales, marketing, BlackBerry network operations, information technology and administrative activities. RIM currently leases an additional 32,981 square foot facility in close proximity to the European headquarters. RIM has expanded operations in Germany, leasing a total of 84,427 square feet across five facilities used for research and development activities and sales. A number of other small offices are leased throughout Europe, totaling 93,139 square feet, which are used primarily for sales and marketing activities. In Asia Pacific, RIM has continued to expand operations in Singapore and China, opening a new facility for repair services in Singapore, and a number of small sales based offices throughout China. In total, RIM operates 98,964 square feet in Australia, China, Hong Kong, India, and Japan, for sales and marketing activities and customer operations support.
Legal Proceedings and Regulatory Actions
a) Legal Proceedings
The Company is involved in litigation in the normal course of its business, both as a defendant and as a plaintiff. The Company may be subject to claims (including claims related to patent infringement, purported class actions and derivative actions) either directly or through indemnities against these claims that it provides to certain of its partners. In particular, the industry in which the Company competes has many participants that own, or claim to own, intellectual property, including participants that have been issued patents and may have filed patent applications or may obtain additional patents and proprietary rights for technologies similar to those used by the Company in its products. The Company has received, and may receive in the future, assertions and claims from third parties that the Company’s products infringe on their patents or other intellectual property rights. Litigation has been and will likely continue to be necessary to determine the scope, enforceability and validity of third-party proprietary rights or to establish the Company’s proprietary rights. Regardless of whether claims that the Company is infringing patents or other intellectual property rights have any merit, those claims could be time-consuming to evaluate and defend, result in costly litigation, divert management’s attention and resources, subject the Company to significant liabilities and could have the other effects that are described in greater detail under “Risk Factors — Risks Related to Intellectual Property” in RIM’s Annual Information Form, which is included in RIM’s Annual Report on Form 40-F. Additional lawsuits and claims, including purported class actions and derivative actions, may also be filed or made based upon the Company’s historical stock option granting practices.

Management reviews all of the relevant facts for each claim and applies judgment in evaluating the likelihood and, if applicable, the amount of any potential loss. Where it is considered likely for a material exposure to result and where the amount of the claim is quantifiable, provisions for loss are made based on management’s assessment of the likely outcome. The Company does not provide for claims that are considered unlikely to result in a significant loss, claims for which the outcome is not determinable or claims where the amount of the loss cannot be reasonably estimated. Any settlements or awards under such claims are provided for when reasonably determinable.
By letter dated February 3, 2005 (the “Letter”), TMO-DG delivered to RIM-UK a notice of a claim for indemnity in relation to litigation in Düsseldorf, Germany in which the plaintiff, Inpro, brought action against TMO-DG (the “Litigation”) for infringement of European Patent EP0892947B1 (the “Patent”). The Company joined the Litigation as an intervening party in support of the defendant TMO-DG. The Company also filed an invalidity action in the patent court in Munich Germany. On January 27, 2006, the Munich court declared the Patent invalid. Inpro had appealed the Munich court’s decision. On March 21, 2006, the Düsseldorf court stayed the infringement action until a final decision on validity has been made. The Federal Supreme Court held an oral hearing on March 18, 2010 and subsequently determined that the Inpro Patent is invalid in Germany. Accordingly, no amount has been recorded in the Consolidated Financial Statements.
The Company was party to numerous litigations with Visto Corporation (“Visto”) in multiple jurisdictions. On July 15, 2009, the Company entered into a definitive agreement to settle all outstanding worldwide litigation with Visto (“Visto Litigations”). On July 23, 2009, the Company settled the Visto Litigations. The key terms of the settlement involved the Company receiving a perpetual and fully-paid license on all Visto patents, a transfer of certain Visto intellectual property, a one-time payment by the Company of $267.5 million and the parties executing full and final releases in respect of the Visto Litigation. Of the total payment by the Company, $163.8 million was expensed as a litigation charge in the second quarter of fiscal 2010. The remainder of the payment was recorded as intangible assets.
On June 6, 2007, Minerva Industries (“Minerva”) filed a complaint in the Marshall District Court against the Company alleging infringement of U.S. Patent No. 6,681,120 (“’120”) and seeking an injunction and monetary damages. On January 22, 2008, Minerva filed a second complaint in the Marshall District Court against the Company alleging infringement of U.S. Patent No. 7,321,783 (“’783”) and seeking an injunction and monetary damages. RIM answered the first Complaint on January 28, 2008 and the second Complaint on March 14, 2008. On December 1, 2008, RIM’s motion to consolidate the two cases was granted. On February 3, 2010, the Court determined that the asserted claims of the ‘120 patent and one independent claim of the ‘783 patent were invalid. As a result, only some claims of the ‘783 patent remain in the case. At this time, the likelihood of damages or recoveries and the ultimate amounts, if any, with respect to this litigation is not determinable. Accordingly, no amount has been recorded in the Consolidated Financial Statements as at February 27, 2010.

On February 16, 2008, the Company filed a complaint in the Dallas District Court against Motorola alleging breach of contract, antitrust violations, patent infringement of U.S. Patent No. 5,664,055; 5,699,485; 6,278,442; 6,452,588; 6,489,950; 6,611,254, 6,661,255; 6,919,879 and 7,227,536 and seeking a declaratory judgment of non-infringement and invalidity against Motorola U.S. Patent Nos. 5,359,317; 5,074,684; 5,764,899; 5,771,353; 5,958,006; 5,706,211 and 6,101,531. On February 21, 2008, RIM filed a second complaint in the Dallas District Court seeking a declaratory judgment of non-infringement and invalidity of Motorola U.S. Patent No. 5,157,391; 5,394,140; 5,612,682 and 5,974,447. On April 10, 2008, Motorola filed a motion to dismiss RIM’s antitrust and contract claims or, in the alternative, to bifurcate and stay RIM’s antitrust and contract claims until the resolution of the co-pending patent claims. Motorola also asked the Court to dismiss, stay and or transfer to the Eastern District (“ED”) of Texas RIM’s declaratory judgment claims against Motorola’s patents. Pleadings on this motion closed on June 2, 2008. On September 19, 2008, the previously transferred case from the District of Delaware, described below, was consolidated with this case. On December 11, 2008, Motorola’s motion to dismiss, stay and/or transfer the proceedings was denied in full. On January 9, 2009, Motorola filed its answer to RIM’s complaint including three new counterclaims for infringement of U.S. Patent Nos. 6,252,515, 5,189,389 and 5,953,413. On March 10, 2009, TIP Communications, LLC, a wholly-owned indirect subsidiary of the Company, filed a complaint against Motorola in the Dallas District Court for infringement of U.S. Patent No. 5,956,329. On June 15, 2009, the Court granted RIM’s motion to stay this case as to the patents that are currently in re-examination in the United States Patent & Trademark Office. On October 14, 2009, Motorola added three new counterclaims for infringement of U.S. Patent Nos. 5,430,436; 6,807,317 and 6,636,223. On November 9, 2009, the Court entered an order staying each of the actions and ordering mediation. On January 29, 2010, Motorola filed a motion to re-open the pending lawsuits and lift the stay that is pending before the Court. On March 23, 2010 the Dallas District entered the stay on the four patents transferred from Illinois and pending in the ITC (i.e., U.S. Patent Nos. 5,319,712; 6,232,970; 6,272,333 and 5,569,550). On March 31, 2010 the case was re-assigned to another Judge for coordination with the other pending Dallas District Court cases and the file was closed. Proceedings are currently pending. At this time, the likelihood of damages or recoveries and the ultimate amounts, if any, with respect to this litigation (or any related litigation) is not determinable. Accordingly, no amount has been recorded in the Consolidated Financial Statements as at February 27, 2010.
On February 16, 2008, Motorola filed a complaint against the Company in the Marshall District Court alleging infringement of U.S. Patent Nos. 5,157,391; 5,359,317; 5,394,140; 5,612,682; 5,764,899; 5,771,353 and 5,974,447. On February 20, 2008, Motorola filed an amended complaint adding U.S. Patent Nos. 5,074,684; 5,706,211; 5,958,006 and 6,101,531 to the complaint. On March 31, 2008, RIM filed a motion to transfer Motorola’s ED of Texas case involving Motorola’s patents to the Dallas District Court. On October 17, 2008, the Court granted RIM’s motion to transfer this case to the Dallas District Court. This portion of the Motorola litigation is now closed.
On February 16, 2008, Motorola filed another complaint in the District of Delaware against the Company seeking a declaratory judgment of non-infringement and invalidity related to U.S. Patent No. 5,664,055 and 5,699,485 assigned to RIM as well as U.S. Patent No. 6,611,254, 6,661,255 and 6,919,879. On February 20, 2008, the complaint was amended to include RIM’s U.S. Patent No. 6,278,442; 6,452,588; 6,489,950 and 7,227,536. On March 31, 2008, RIM filed a motion to transfer Motorola’s District of Delaware case involving RIM’s patents to the Dallas District Court. On April 10, 2008, RIM filed its answer and counterclaims to Motorola’s amended complaint. Motorola filed its reply to RIM’s counterclaims on April 30, 2008. On August 26, 2008, the Court granted RIM’s motion to transfer this case to the Dallas District Court. This portion of the Motorola litigation is now closed.

On January 6, 2009, Motorola filed a complaint in the United Kingdom against the Company for infringement of European patents EP (UK) 0 818 009 (the “’009 patent”), EP (UK) 0 378 775 (the “’775 patent”), EP (UK) 0 551 289 (the “’289 patent”), and EP (UK) 0 932 320 (the “’320 patent”). Motorola’s claim was filed as a counterclaim in response to the Company’s filing of a declaratory judgment seeking to invalidate Motorola’s ’009 patent. A case management conference was held on January 12, 2009 at which the judge set a hearing date for on or about January 11, 2010 for the ’009 patent and the ’320 patent, both of which are Motorola system patents, and another hearing date for on or about March 1, 2010 (subsequently changed to November 15, 2010) for the ’775 patent and the ’289 patent, both of which are Motorola handset patents. On January 13, 2010, the Motorola system patents case went to trial and on February 3, 2010, the Court found one of the two patents-in-suit invalid and not infringed. Motorola subsequently surrendered the second patent-in-suit thereby completing the Motorola system patents portion of the lawsuit. For the handset patents-in-suit proceedings are currently pending.
A case management conference was held on March 20, 2009, in relation to the case filed in the United Kingdom by TIP Communications, LLC, a wholly-owned indirect subsidiary of the Company, for infringement of EP (UK) 0 742 989. A second case management conference was held on April 8, 2009. The Judge had set and then subsequently changed the trial date to begin on June 14, 2010.
On March 10, 2009, TIP Communications, LLC filed a lawsuit in the Northern District of Texas against Motorola for infringement of U.S. Patent No. 5,956,329.
On January 22, 2010, Motorola filed a lawsuit against the Company in the United States District Court for the Northern District of Illinois alleging infringement of U.S. Patent Nos. 5,319,712; 6,232,970; 6,272,333 and 5,569,550. On February 10, 2010, RIM filed a motion to transfer Motorola’s Northern District of Illinois case involving Motorola’s patents to the Dallas District Court. On February 25, 2010, RIM filed a motion to stay the proceedings in the Northern District of Illinois pending the outcome of the ITC proceedings. On March 8, 2010, the Court granted RIM’s motion to stay this case and transferred the case to the Dallas District Court. This portion of the Motorola litigation is now closed.
On January 22, 2010, Motorola filed a complaint with the U.S. International Trade Commission (“ITC”) against the Company alleging infringement of U.S. Patent Nos. 5,359,317; 5,319,712; 6,232,970; 6,272,333 and 5,569,550. On February 18, 2010, the ITC sent a Notice of Investigation, which was published in the Federal Register on February 24, 2010. On March 1, 2010, the Administrative Law Judge (“ALJ”) set a trial date of November 29 through December 9, 2010 and a target date for completion of the investigation by the ITC of June 24, 2011. The date set for the issuance of the Initial Determination is February 24, 2011. Proceedings are still pending.

On March 7, 2008, FlashPoint Technology Inc. (“FlashPoint”) filed a patent infringement lawsuit against the Company and 14 other parties in the District of Delaware. The patents-in-suit include U.S. Patent Nos. 6,118,480, 6,177,956, 6,222,538, 6,223,190 (the “’190 Patent”), 6,249,316, 6,486,914 and 6,504,575. These patents are generally directed to digital camera and imaging technologies. On May 31, 2008, FlashPoint dismissed its complaint as to 6 of the 7 patents-in-suit, leaving only the ’190 Patent in the litigation against RIM. On February 6, 2009, FlashPoint filed an amended complaint adding U.S. Patent Nos. 5,903,309, 6,278,447 (the “’447 Patent”) and 6,400,471 (the “’471 Patent”). Only the ’447 Patent and the ’471 Patent have been asserted against RIM. The complaint seeks an injunction and monetary damages. On December 17, 2009, the Court stayed the entire litigation pending completion of all re-examinations of the patents-in-suit.
On May 20, 2008, the Company filed a lawsuit in Italy against IPCom GmbH (“IPCom”) for declaratory judgment of invalidity of several IPCom patents. On May 21, 2008, the Company filed a lawsuit in the U.K. against IPCom for declaratory judgment of invalidity of several claimed standards-essential IPCom patents. On May 27, 2008, the Company filed a lawsuit in the U.S. District Court for the Northern District of Texas against IPCom for declaratory judgment of non-infringement and invalidity of several IPCom patents. On May 23, 2008, IPCom filed suit against the Company for infringement of four claimed standards essential German and European patents in the Hamburg, Germany court. On August 8, 2008, the parties agreed to withdraw and terminate their respective European actions.
On June 20, 2008, St. Clair Intellectual Property Consultants, Inc. filed a patent infringement lawsuit against the Company and other defendants in the District of Delaware. The patents-in-suit include U.S. Patent Nos. 5,138,459, 6,094,219, 6,233,010 and 6,323,899. These patents are generally directed to image processing in digital cameras. The court has set a trial date for September 7, 2010. The complaint seeks an injunction and monetary damages. Proceedings are ongoing.
On October 31, 2008, Mformation Technologies, Inc. filed a patent infringement lawsuit against the Company in the Northern District of California. The patents-in-suit include U.S. Patent Nos. 6,970,917 and 7,343,408. These patents are generally directed to remote device management functionality. The complaint seeks an injunction and monetary damages. On February 26, 2010, the Court issued a claim construction order. No trial date has been set. Proceedings are ongoing.
On November 17, 2008, Spansion, Inc. and Spansion LLC (“Spansion”) filed a complaint with the U.S. ITC against Samsung Electronics Co., Ltd. and other related Samsung companies (collectively “Samsung”) and other proposed respondents, including the Company, who purchase flash memory chips from Samsung, alleging infringement of U.S. Patent Nos. 6,380,029; 6,080,639; 6,376,877 and 5,715,194. The ALJ has set a trial date of May 3, 2010 and a target date for completion of the investigation by the ITC of January 18, 2011. Proceedings are ongoing.
On November 20, 2008, the Company filed a lawsuit for declaratory judgment of non-infringement, invalidity and unenforceability against four Eastman Kodak (“Kodak”) patents in the Dallas District Court. The patents-in-suit include U.S. Patent Nos. 5,493,335, 6,292,218 (“the ’218 Patent”) and 6,600,510 which are generally directed to digital camera technologies and U.S. Patent No. 5,226,161 which is directed to data sharing in applications. Kodak counterclaimed for infringement of these same patents seeking an injunction and monetary damages. The trial is scheduled for December, 2010. On January 14, 2010, Kodak filed a complaint with the ITC against the Company, and Apple Inc. alleging infringement of the ’218 Patent. The ALJ has set a trial date of September 1, 2010 and a target date for completion of the investigation by the ITC of May 23, 2011. Proceedings are ongoing.

On December 29, 2008, Prism Technologies, LLC (“Prism”) filed a complaint against the Company and Microsoft Corporation in the United States District Court for the District of Nebraska. The single patent in suit is US Patent No. 7,290,288 (“the ’288 Patent”). The court has rescheduled the trial date to January 28, 2011. Microsoft entered into an agreement with Prism and was dismissed from this action on September 28, 2009. On December 2, 2009, Prism filed a complaint with the ITC against the Company alleging infringement of the ’288 Patent. The ALJ has set a trial date for August 30, 2010 and a target date for completion of the investigation of April 5, 2011. Proceedings are ongoing.
On December 30, 2008, MSTG, Inc. (“MSTG”) filed a patent infringement lawsuit against the Company in the United States District Court for the Northern District of Illinois alleging infringement of United States Patent Nos. 5,920,551 (“’551”); 6,219,374; and 7,151,756. On March 18, 2009, MSTG filed an amended complaint which added U.S. Patent Nos. 6,438,113 (“’113”) and 6,198,936 (“’936”) and four additional defendants to the suit. On July 30, 2009, MSTG filed a second amended complaint which reduced the patents asserted against RIM to only the ’551, ’936 and ’113 patents. The court has set a trial date for March 28, 2011. Proceedings are ongoing.
From time to time, the Company is involved in other claims in the normal course of business. The following additional patent suits were filed against the Company since the end of fiscal 2009:
On May 5, 2009, Fractus, S.A. (“Fractus”) filed a lawsuit against the Company and eight other defendants in the United States District Court for the ED of Texas alleging infringement of nine patents (United States Patent Nos. 7,015,868; 7,123,208; 7,148,850; 7,202,822; 7,312,762; 7,394,432; 7,397,431; 7,411,556; and 7,528,782). These patents generally relate to antennae technology. The complaint seeks an injunction and money damages. The Court has set a trial date of May 2, 2011. Proceedings are ongoing.
On July 27, 2009, BTG International Inc. (“BTG”) filed complaints with the U.S. ITC and the United States District Court for the ED of Texas, Marshall Division, against Samsung Electronics Co., Ltd. and other related Samsung companies (collectively “Samsung”) and other companies, including the Company, alleging infringement of United States Patent Nos. 5,394,362; 5,764,571; 5,872,735 (“the ‘735 Patent”); 6,104,640 (“the ‘640 Patent”) and 6,118,692 (“the ‘692 Patent”). The patents relate generally to flash memory chips, and BTG’s infringement allegations against RIM are based on RIM’s use of Samsung flash memory chips in certain RIM handhelds. In the ED of Texas, BTG is seeking monetary damages, and the case has been stayed until the determination in the ITC case becomes final. In the ITC, BTG is requesting that the ITC issue orders prohibiting RIM from importing into the U.S. and selling in the U.S. RIM handhelds containing the flash memory chips made by Samsung. The ALJ in the ITC case has set a trial date of June 21, 2010 and a target date for the completion of the investigation by the ITC of February 28, 2011. On January 19, 2010, BTG filed a motion to partially terminate the ITC case as to the ‘735, ‘640 and ‘692 Patents. The ALJ issued a determination on February 2, 2010, granting BTG’s motion and on February 22, 2010, the ITC declined to review the ALJ’s determination, thereby making it final. Proceedings in the ITC case are ongoing.

On August 6, 2009, Intellect Wireless filed a lawsuit against the Company, HTC, and AT&T in the United States District Court for the Northern District of Illinois alleging infringement of U.S. Patent Nos. 7,257,210; 7,305,076; 7,310,416; and 7,266,186. The patents are generally related to wireless systems and contact data, caller identification, and pictures. The complaint seeks money damages. Proceedings are ongoing.
On August 21, 2009, Xpoint Technologies filed a lawsuit against Research In Motion Limited, Research In Motion Corp., and twenty-eight other defendants, in the United States District Court for the District of Delaware alleging infringement of U.S. Patent No. 5,913,028. The patent is generally directed to data traffic delivery. The complaint seeks an injunction and money damages. The Court has set a trial date of May 7, 2012. Proceedings are ongoing.
On September 23, 2009, SimpleAir, Inc. filed a lawsuit against the Company and 10 other defendants in the United States District Court for the ED of Texas alleging infringement of U.S. Patent Nos. 6,021,433; 7,035,914; 6,735,614; and 6,167,426. The patents are generally directed to the generation, processing and/or delivery of content, notifications and updates for computing devices. The complaint seeks an injunction and money damages. Proceedings are ongoing.
On October 23, 2009, Raylon LLC (“Raylon”) filed an Amended Complaint adding the Company and four other defendants to an existing patent infringement suit. The original Complaint was filed on August 6, 2009 in the United States District Court for the Eastern District of Texas alleging infringement of United States Patent No. 6,655,589. The single patent-in-suit generally relates to traffic citation issuance. The Company and Raylon settled on March 30, 2010 for an amount immaterial to the Consolidated Financial Statements.
On November 2, 2009, Media Digital Corporation (“Media Digital”) filed a lawsuit against the Company in the United States District Court for the Northern District of Texas alleging infringement of U.S. Patent No. 7,130,778. The patent is generally related to touch screen control of radio stations. The Company and Media Digital settled on January 27, 2010 for an amount immaterial to the Consolidated Financial Statements.

On November 23, 2009, Klausner Technologies Inc. filed a lawsuit against the Company and Motorola in the United States District Court for the ED of Texas alleging infringement of U.S. Patent Nos. 5,572,576 and 5,283,818. The patents are generally directed to visual voice mail. The complaint seeks an injunction and money damages. Klausner served RIM on March 23, 2010. Proceedings are ongoing.
On March 1, 2010, Uniloc USA, Inc. and Uniloc Private Limited (“Uniloc”) filed a lawsuit against Alt-N Technologies Ltd. (a subsidiary of RIM Limited) and 13 other defendants in the United States District Court for the ED of Texas alleging infringement of U.S. Patent No. 5,490,216. The patent is generally directed to video compression and decompression. The complaint seeks an injunction and money damages. Proceedings are ongoing.
On March 3, 2010, Smartphone Technologies LLC filed a lawsuit against the Company and 12 other defendants in the United States District Court for the ED of Texas alleging infringement of U.S. Patent Nos. 6,950,645; 7,076,275; 5,742,905; 7,506.064; 6,533,342; 6,711,609 and RE40,459. The patents are generally directed to device power management, telephonic networking, and synchronization. The complaint seeks an injunction and money damages. Proceedings are ongoing.
On March 15, 2010, Video Enhancement Solutions LLC filed a lawsuit against Research In Motion Limited and 8 other defendants in the United States District Court for the Northern District of Georgia (Atlanta Division) alleging infringement of U.S. Patent No. 7,397,965 and U.S. Patent No. 7,492,960. The patents are generally directed to video compression and decompression. The complaint seeks an injunction and money damages. Proceedings are ongoing.
On March 26, 2010, the PACid Group LLC filed a lawsuit against Research In Motion Limited, Research In Motion Corporation and 30 other defendants in the United States District Court for the Eastern District of Texas (Tyler Division) alleging infringement of U.S. Patent Nos. 5,963,646 and 6,049,612. The patents are generally directed to encryption key generation and file encryption. The complaint seeks an injunction and money damages. Proceedings are ongoing.

On March 31, 2010, MobileMedia Ideas LLC filed a lawsuit against Research In Motion Limited and Research In Motion Corporation in the United States District Court for the Eastern District of Texas (Marshall Division) alleging infringement of U.S. Patent Nos. 5,479,476; 5,845,219; 6,055,439; 6,253,075; 6,427,078; RE.39231; 5,732,390; 5,737,394; 6,070,068; 6,389,301; 6,446,080; and 7,349,012. The patents are generally directed to mobile telephone technologies including mobile telephone user interfaces, call control, speech signal transmission and imaging. The complaint seeks an injunction and money damages. Proceedings are ongoing.
Risk Factors
Investors in the Company’s common shares should carefully consider the following risks, as well as the other information contained in this Annual Information Form, and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended February 27, 2010. If any of the following risks actually occurs, the Company’s business could be materially harmed. The risks and uncertainties described below are not the only ones the Company faces. Additional risks and uncertainties, including those of which the Company is currently unaware or the Company currently deems immaterial, may also have a material adverse effect on the Company’s business.
Risks Related to Intellectual Property
The Company may infringe on the intellectual property rights of others.
The Company’s commercial success depends upon the Company not infringing intellectual property rights owned by others. The industry in which the Company competes has many participants that own, or claim to own, intellectual property, including participants that have been issued patents and may have filed patent applications or may obtain additional patents and proprietary rights for technologies similar to those used by the Company in its products. Some of these patents may grant very broad protection to the third-party owners of the patents. The Company cannot determine with certainty whether any existing third-party patents or the issuance of any new third-party patents would require the Company to alter its technologies, pay for licenses or cease certain activities. Third parties have asserted, and in the future may assert, intellectual property infringement claims against the Company and against its customers and suppliers. The Company may be subject to these types of claims either directly or indirectly through indemnities against these claims that it provides to certain customers, partners and suppliers. There can be no assurance that the Company’s attempts to negotiate favorable intellectual property indemnities with its suppliers for infringement of third-party intellectual property rights will be successful or that a supplier’s indemnity will cover all damages and losses suffered by the Company and its customers and other suppliers due to infringing products, or that the Company can secure a license, modification or replacement of a supplier’s products with non-infringing products that may otherwise mitigate such damages and losses.
Many intellectual property infringement claims are brought by entities whose principal business model is to secure patent licensing-based revenue from operating companies. As such entities do not typically generate their own products or services, the Company cannot deter their patent infringement claims based on counterclaims that they infringe patents in the Company’s portfolio or by entering into cross-licensing arrangements. Litigation has been and will likely continue to be necessary to determine the scope, enforceability and validity of third-party proprietary rights or to establish the Company’s proprietary rights.
Some of the Company’s competitors have, or are affiliated with companies having, substantially greater resources than the Company has, and these competitors may be able to sustain the costs of complex intellectual property infringement litigation to a greater degree and for longer periods of time than the Company can. Regardless of whether third-party claims that the Company is infringing patents or other intellectual property rights have any merit, these claims could:
•	adversely affect the Company’s relationships with its customers;

•	be time-consuming to evaluate and defend;

•	result in costly litigation;

•	result in negative publicity for the Company;

•	divert management’s attention and resources;

•	cause product and software shipment delays or stoppages;

•	subject the Company to significant liabilities;

•	require the Company to enter into costly royalty or licensing agreements;

•	require the Company to develop possible workaround solutions that may be costly and disruptive to implement; and

•	require the Company to cease certain activities or to cease selling its products and services in certain markets.
In addition to being liable for potentially substantial damages relating to a patent or other intellectual property infringement action against the Company or, in certain circumstances, the Company’s customers with respect to its products and services, that is not resolved in the Company’s favor, the Company may be prohibited from developing or commercializing certain technologies or products unless the Company obtains a license from the holder of the patent or other intellectual property rights. There can be no assurance that the Company will be able to obtain any such license on commercially reasonable terms, or at all. If the Company does not obtain such a license, its business, operating results and financial condition could be materially adversely affected and the Company could be required to cease related business operations in some markets and restructure its business to focus on continuing operations in other markets. In addition, the Company includes and promotes certain third-party applications with its products. The Company’s support and promotion of third-party applications increase the risk of intellectual property litigation if such applications infringe on the patents or other intellectual property rights of others.

The Company may not be able to obtain patents or other intellectual property protections necessary to secure its proprietary technology.
The Company’s commercial success depends upon its ability to develop new or improved technologies and products, and to successfully obtain or acquire patent or other proprietary or statutory protection for these technologies and products in Canada, the United States and other countries. The Company seeks to patent concepts, components, protocols and other inventions that are considered to have commercial value or that will likely yield a technological advantage. The Company owns rights to an array of patented and patent pending technologies relating to wireless communication in the United States, Canada and other countries. The Company continues to devote significant resources to protecting its proprietary technology. However, the Company may not be able to continue to develop technology that is patentable, patents may not be issued in connection with the Company’s pending applications and allowed claims by the Company may not be sufficient to protect its technology. Furthermore, any patents issued could be challenged, invalidated or circumvented and may not provide proprietary protection or a competitive advantage.
A number of the Company’s competitors and other third parties have been issued patents, and may have filed patent applications or may obtain additional patents and proprietary rights, for technologies similar to those that the Company has made or may make in the future. Public awareness of new technologies often lags behind actual discoveries, making it difficult or impossible to know all the relevant, third-party patent applications at any particular time. For example, patent applications filed in the United States before November 29, 2000, and even a small number filed after that date, are maintained in secrecy by the U.S. Patent Office until issued as patents. Even the majority of applications filed after November 29, 2000, do not become public until 18 months after their first filing. Consequently, the Company cannot be certain that it was the first to develop the technology covered by its pending patent applications or that it was the first to file patent applications for the technology. In addition, the disclosure in the Company’s patent applications may not be sufficient to meet the statutory requirements for patentability in all cases. As a result, there can be no assurance that the Company’s patent applications will result in patents being issued.
Protection of the rights sought in published patent applications can be costly and uncertain and can involve complex legal and factual questions. In addition, the laws of certain countries in which the Company’s products are sold or licensed do not protect intellectual property rights to the same extent as the laws of Canada or the United States. Therefore, the breadth of allowed claims and the scope of protection provided by the Company’s patents, and their enforceability, cannot be predicted. Even if the Company’s patents are held to be enforceable, others may be able to design around these patents or develop products similar to the Company’s products that do not infringe the Company’s patents.
In addition to patents, the Company relies on, among other things, copyrights, trademarks, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. While the Company enters into confidentiality and non-disclosure agreements with its employees, consultants, contract manufacturers, customers, potential customers and others to attempt to limit access to and distribution of proprietary and confidential information, it is possible that:

•	some or all of its confidentiality agreements will not be honored;

•	third parties will independently develop equivalent technology or misappropriate the Company’s technology or designs;

•	disputes will arise with the Company’s strategic partners, customers or others concerning the ownership of intellectual property;

•	unauthorized disclosure of source code will occur;

•	unauthorized disclosure of the Company’s know-how or trade secrets will occur; or

•	contractual provisions may not be enforceable in foreign jurisdictions.
There can be no assurance that the Company will be successful in protecting its intellectual property rights.
The Company may not be able to obtain rights to use software or components supplied by third parties.
The Company licenses certain software used in its products and operations from third parties, generally on a nonexclusive basis, and the Company uses components from suppliers that are reliant on intellectual property used by such suppliers. The termination of any of these licenses, or the failure of these licensors or suppliers to adequately maintain, protect or update their software or intellectual property rights, could delay the Company’s ability to ship its products while the Company seeks to implement alternative technology offered by other sources and could require significant unplanned investments on the Company’s part if the Company is forced to develop alternative technology internally. In addition, alternative technology may not be available on commercially reasonable terms from other sources. The Company has not entered into source code escrow agreements with every software supplier or third party licensor. In the future, it may be necessary or desirable to obtain other third-party technology licenses relating to one or more of the Company’s products or relating to current or future technologies to enhance the Company’s product offerings. The Company may not be able to obtain licensing rights to the needed technology or components on commercially reasonable terms, if at all.
Copyright levies in numerous countries for the sale of products may negatively impact the Company’s business.
The Company faces the possibility of copyright levies from collecting societies in European and other countries for the sale of products such as BlackBerry smartphones that might be used for the private copying of copyright protected works. The collecting societies argue that copyright levies should apply to such products because they include audio/video recording functionality, such as an MP3 player or storage capability, despite the fact that such products are not primarily intended to act as a recording device. If these levies are imposed, the Company’s financial results may be negatively impacted.

Risks Related to the Company’s Business and its Industry
The Company may not be able to enhance its current products or develop new products in a timely manner or at competitive prices.
The wireless communications industry is characterized by rapid technological change, evolving industry standards, frequent new product introductions and short product life cycles. To keep pace with technological developments, satisfy increasing customer requirements and achieve product acceptance, the Company’s future success depends upon its ability to enhance its current products and to continue to develop and introduce new products offering enhanced performance and functionality on a timely basis at competitive prices. The process of developing new technology is complex and uncertain, and if the Company fails to accurately predict emerging technological trends and the changing needs of customers and end-users, its business could be harmed.
The Company’s business may be adversely affected if its products that are based on existing technologies or subsequent new technologically-advanced products do not achieve acceptance among customers. The Company has developed and is continuing to develop a number of products incorporating advanced technologies and it will pursue those products that the Company expects to have the best chance for success based on the Company’s expectations of future market demand. There cannot be any assurance that the technologies and related hardware or software products that the Company develops will be brought to market by it or network operators as quickly as anticipated or that they will achieve broad customer acceptance among operators or end-users.
The development and application of new technologies involve time, substantial costs and risks. The Company’s inability, for technological or other reasons, to enhance, develop and introduce products in a timely manner, or at all, in response to changing market conditions or customer requirements could have a material adverse effect on the Company’s business, operating results and financial condition or could result in its products becoming obsolete. The Company’s ability to compete successfully will depend in large measure on its ability to maintain a technically skilled research and development staff and to adapt to technological changes and advances in the industry, including providing for the continued compatibility of its products with evolving industry standards and protocols and competitive network operating environments.
In addition, as the Company develops or announces new products, many of its older products will reach the end of their product life cycle. As the Company discontinues the manufacturing and sale of these older products, the Company must manage the liquidation of inventory, supplier commitments and customer expectations. If the Company is unable to manage properly the discontinuation of these older products, it could have a material adverse effect on the Company’s business, operating results and financial condition.

Intense competition, rapid change and significant strategic alliances within the Company’s industry, including potential future strategic transactions by its competitors or carrier partners could weaken the Company’s competitive position or it may be required to reduce its prices to compete effectively.
The Company is engaged in an industry that is highly competitive and rapidly evolving, and has experienced, and expects to continue to experience, intense competition from a number of companies. No technology has been exclusively or commercially adopted as the industry standard for wireless communication. Accordingly, both the nature of the competition and the scope of the business opportunities afforded by the market in which the Company competes are uncertain. The Company’s competitors, including many new market entrants, may implement new technologies before the Company does. In addition, the Company’s competitors may deliver new products and solutions earlier, or provide more attractively priced, enhanced or better quality products and solutions than the Company does.
The Company also expects that additional competition will develop, both from existing businesses in the wireless data communications industry and from new entrants, as demand for wireless access products and services expands and as the market for these products and services becomes more established. In addition, network infrastructure developers, independent software vendors, smartphone vendors, PC or PDA vendors, internet application vendors or key network operators may seek to provide integrated wireless solutions that compete with the Company’s products. The impact of competition could result in fewer customer orders, loss of market share and reduced gross and operating margins. There can be no assurance that the Company will be able to compete successfully and withstand competitive pressures.
Some of the Company’s competitors have greater name recognition, larger customer bases and significantly greater financial, technical, marketing, public relations, sales, distribution and other resources than the Company does. There can be no assurance that the Company will be able to compete effectively with these companies.
In addition, to the extent that the Company licenses its technology to enable other device manufacturers to equip their devices with BlackBerry functionality, including RIM’s push technology, such action may have the effect of impacting demand for RIM’s wireless devices.
The intensely competitive market in which the Company conducts its business and the current economic uncertainty may require it to reduce its prices. If the Company’s competitors offer deep discounts on certain products or services in an effort to recapture or gain market share, to reduce inventory levels or to sell other products and services, the Company may be required to lower prices or offer other favorable terms to compete successfully. Any such changes could reduce the Company’s margins and could adversely affect the Company’s operating results. The Company’s recent entry into the consumer market may intensify this risk due to the broader choice of smartphones and other devices offered by multiple vendors in this market segment.
If two or more of the Company’s competitors or carrier partners were to merge or partner, the change in the competitive landscape could adversely affect the Company’s ability to compete effectively. The Company’s competitors may also establish or strengthen co-operative relationships with its carrier partners, sales channel partners or other parties with whom the Company has strategic relationships, thereby limiting the Company’s ability to promote its products and services. Disruptions in the Company’s business caused by these events could reduce revenue and adversely affect the Company’s operating results.

The Company continues to evaluate and purchase companies and make investments in products and services that provide opportunities for future growth. These may include but are not limited to companies or products related to software, wireless solutions, services, security and applications. There can be no assurance that any of these investments will be commercially successful or contribute to the Company’s revenues, operating margins and operating results.
The Company’s ability to sell the BlackBerry wireless solution is dependent on establishing and maintaining relationships with network carriers and distributors.
The Company is dependent on its ability to establish and develop new relationships and to build on existing relationships with its network carrier partners, which the Company relies on to deliver current and future products and services, and to grow its subscriber base, particularly in the United States, Canada and Europe where the Company is dependant on a limited number of network carriers. There can be no assurance that the Company will be successful in establishing new relationships, or maintaining or advancing its existing relationships, with network carriers. Any non-performance by the Company under its contracts with network carriers may have significant adverse consequences that may involve penalties to be paid by the Company for non-performance. If any significant customer discontinues its relationship with the Company for any reason, or reduces or postpones current or expected purchase commitments for products and services, RIM’s business, operating results and financial condition could be materially adversely affected. In addition, the Company’s ability to expand its market reach is dependent on establishing and maintaining distribution relationships with third party and indirect distributors.
Factors that are largely within the control of network carriers, which are important to the success of the BlackBerry solution and the growth of the Company’s subscriber base, include:
•	the quality and coverage area of voice and data services offered by the carriers;

•	the degree to which carriers actively promote the Company’s products and the size of the subscriber base to which these efforts are directed;

•	the extent to which carriers offer and promote competitive products;

•	the pricing and terms of voice and data plans that carriers will offer for use with the BlackBerry wireless solution, including any subsidy programs;

•	sales growth of wireless devices, along with the related service, software and other revenues with respect to the BlackBerry wireless solution;

•	significant numbers of new activations of BlackBerry subscriber accounts, as well as retention of existing ones;

•	the carriers’ interest in testing the Company’s products on their networks;

•	network performance and required investments in upgrades;

•	future investments in evolving network technologies, support for new software technologies and support for third party devices; and

•	continued support and distribution of the Company’s products and services if claims of patent infringement involving its products are filed against its carriers and licensees as well as against the Company.
Some network carriers also sell products of the Company’s competitors. If the Company’s competitors offer their products to the carriers on more favorable terms or have more products available to meet their needs, there may be pressure on the Company to reduce the price of its products and services or those carriers may stop carrying the Company’s products or de-emphasize the sale of its products and services in favor of those RIM competitors, which would adversely impact the Company’s business, operating results and financial condition. There can be no assurance that the network carriers will act in a manner that will promote the success of the Company’s products.
The Company has an increasing number of significant customers and large complex contracts with respect to sales of the majority of its products and services. Revenue from network carriers represented approximately 97.0% of revenue for fiscal 2010, compared to approximately 96.5% of revenue for fiscal 2009. If any significant customer discontinues its relationship with the Company for any reason, or reduces or postpones current or expected purchase commitments for its products and services, it could have a material adverse effect on the Company’s business, operating results and financial condition
One customer comprised 14% of trade receivables as at February 27, 2010 (as at February 28, 2009, one customer comprised 29% of trade receivables). Additionally, three customers comprised 20%, 13% and 10%, respectively, of the Company’s revenue for fiscal 2010 (in fiscal 2009, three customers comprised 23%, 14% and 10%, respectively, of revenue). The Company’s ability to replace or find new large customers is necessarily limited due to the limited number of wireless carriers in many territories, including the United States, which is the country where it generates the majority of its revenue and the highly competitive nature of the market place.
The Company, in the normal course of business, monitors the financial condition of its customers and reviews the credit history of each new customer. The Company establishes an allowance for doubtful accounts intended to correspond to the specific credit risk of its customers, historical trends, and economic circumstances. The Company’s allowances for doubtful accounts may prove to be inaccurate or insufficient. If the Company experiences significant net bad debts expense for any reason, there could be a material adverse effect on the Company’s business, operating results and financial condition.
The Company relies on its suppliers to supply functional components and is exposed to the risks that these suppliers will not be able to supply components on a timely basis or of the desired quality; if the Company’s sales volumes decrease or do not reach projected targets, it may face increased costs that could make its products less competitive.

The Company’s manufacturing activity depends on obtaining adequate supplies of functional components, such as displays, semi-conductors, batteries, printed circuit boards, plastics, tooling equipment and flash memory, on a timely basis. The Company purchases several key components and licenses certain software used in the manufacture and operation of its products from a variety of sources. Some components come from sole source suppliers, including in circumstances where the Company has outsourced the manufacturing of various sub-assemblies and finished products. From time to time, shortages in allocations of components have resulted in delays in the Company’s suppliers filling orders, and the Company may rely on these sources to meet the Company’s needs. Alternative sources of supply are not always available. Moreover, the Company depends on, but has limited control over, the quality and reliability of the products supplied or licensed to the Company. If the Company cannot supply products due to a lack of components, or is unable to redesign products using other components in a timely manner, the Company’s sales and operating results could be adversely affected. A supplier could also discontinue or restrict supplying components or licensing software to the Company with or without penalty. If a supplier discontinued or restricted supplying a component or licensing software, the Company’s sales and operating results could be adversely affected by the resulting product manufacturing and delivery delays. In addition, if a component supplier failed to meet the Company’s supplier standards, such as the Company’s product quality standards, and as a consequence some of its products were unacceptable to the Company, the Company’s sales and operating results could be adversely affected. A supplier could also file for bankruptcy or experience damage or interruption in its operations due to fire, earthquake, power loss, telecommunications or computer systems failure, the effects of the current economic downturn, human error, terrorist acts, war or other events, which could have a material adverse effect on the Company’s business, operating results and financial condition.
The Company generally uses rolling forecasts based on anticipated product orders to determine component requirements. Lead times for materials and components vary significantly and depend on factors such as specific supplier requirements, contract terms and current market demand for particular components. As the number of different products manufactured by the Company and its outsourcing partners, increases, it is increasingly difficult to estimate component requirements. If the Company overestimates its component requirements, it may result in excess inventory, which would increase the risk of obsolescence. If the Company underestimates component requirements, it may have inadequate inventory, which could interrupt manufacturing operations and delay delivery of products. Any of these occurrences could have a material adverse effect on the Company’s business, operating results and financial condition.
The Company has negotiated favorable pricing terms with many of its suppliers, some of which have volume-based pricing. In the case of volume-based pricing arrangements, the Company may experience higher than anticipated costs if current volume-based purchase projections are not met. Some contracts have minimum purchase commitments and the Company may incur large financial penalties if these commitments are not met. The Company may also have unused production capacity if its current volume projections are not met, increasing the Company’s production cost per unit. In the future, as the Company establishes new pricing terms, its volume demand could negatively impact future pricing from suppliers. All of these outcomes may result in the Company’s products being more costly to manufacture and less competitive.

Network disruptions or other business interruptions could have a material adverse effect on the Company’s business and harm its reputation.
The BlackBerry service is provided through a combination of the Company’s network applications and the wireless networks of its carrier partners. The Company’s operations rely to a significant degree on the efficient and uninterrupted operation of complex technology systems and networks, which are in some cases integrated with those of third parties. The Company’s networks and technology systems are potentially vulnerable to damage or interruption from a variety of sources, physical or logical, including damage or interruption by fire, earthquake, power loss, telecommunications or computer systems failure, cyber attack, human error, terrorist acts, war or other events. There may also be system or network interruptions if new or upgraded systems are defective or not installed properly. The Company continues to work to develop, implement and test its Business Continuity Plan and there can be no assurance that the measures taken by the Company to date, or measures implemented by the Company upon completion of its Business Continuity Plan, to manage risks related to network disruptions or other business interruptions will be adequate or that the redundancies built into the Company’s systems and network operations will work as planned in the event of a disaster. As the Company’s subscriber base continues to grow, additional strain will be placed on the technology systems and networks, thereby increasing the relative risk of a network disruption or other business interruption. The Company has experienced network disruptions and, any outage in a network or system, or other unanticipated problem, that leads to an interruption or disruption of the BlackBerry service, could have a material adverse effect on the Company’s business, operating results and financial condition. As the Company moves to support more applications or services, the expense to establish and maintain a resilient network services capability may significantly increase.
In addition, poor performance in or disruptions of the services that the Company delivers to its customers could harm its reputation, delay market acceptance of its services and expose it to liabilities. The Company enters into service level agreements (“SLAs”) with certain customers. The SLAs specify the events constituting “down time” and the actions that the Company will take to rectify or respond to such down time, including in certain cases, the payment of financial penalties. Failure to comply with SLAs may have a material adverse effect on RIM’s business, operating results and financial condition.
The Company’s future success depends on its existing key personnel, the loss of any of whom could adversely impact its business.
The Company’s success is largely dependent on its continuing ability to identify, attract, develop, motivate and retain skilled employees. Competition for highly skilled management, technical, research and development and other employees is intense in the wireless communications industry and the Company may not be able to attract or retain highly qualified personnel in the future. None of the Company’s officers or key employees is bound by an employment agreement for any specific term. The Company does not maintain key-person life insurance policies on any of its employees. The loss of key employees could disrupt operations and impair the Company’s ability to compete effectively.

If the Company does not effectively control the production process or the quality of its products, the Company’s sales and operating results could be adversely affected.
The Company has its own production facility, and its sales and operating results could be adversely affected if the Company fails to manage its manufacturing and logistics efficiently or to ensure that its products meet customers’ quality standards. The Company may experience difficulties in increasing or decreasing production at its facilities, adopting new processes and finding the most effective and timely way to develop the best solutions to meet the technical requirements of its customers and of regulatory authorities. These difficulties may increase as the Company continues to manufacture an increasing number of different products.
The Company relies upon third parties to manufacture and repair its products and it is exposed to the risk that these third parties may not be able to satisfy its manufacturing needs on a timely basis or to an appropriate quality standard.
The Company outsources the manufacturing and repair of certain of its products to third parties. Third party manufacturers, or other third parties to which such third party manufacturers in turn outsource RIM’s manufacturing requirements, may not be able to satisfy the Company’s manufacturing requirements on a timely basis, including the failure to meet scheduled production and delivery deadlines or the failure to manufacture products to meet the product quality requirements of customers. In addition, the Company may not be able to obtain additional or substitute manufacturers when and if needed or on a cost-effective basis, which could materially impair the Company’s ability to supply devices to its customers. The Company’s reliance on outsourcing its manufacturing requirements to third parties may involve a number of other risks, including:
•	absence of guaranteed manufacturing;

•	concerns regarding quality control;

•	reduced control over RIM’s intellectual property;

•	reduced control over delivery schedules and costs; and

•	early termination of, or failure to renew, contractual arrangements.
The resources devoted by these third parties to meet the Company’s manufacturing requirements is not within the Company’s control and there can be no assurance that manufacturing problems will not occur in the future. Insufficient supply or an interruption or stoppage of supply from such third party manufacturers or the Company’s inability to obtain additional or substitute manufacturers when and if needed, could have a material adverse effect on the Company’s business, operating results and financial condition.
The occurrence or perception of a breach to the Company’s security measures or an inappropriate disclosure of confidential or personal information could harm its business.
The BlackBerry service involves the transmission of business-critical, proprietary and confidential information for customers and provides the Company with access to confidential or personal information and data. In addition, information stored in the Company’s products is subject to viruses and security breaches related to wireless data transmission. If the security measures that the Company or its partners have implemented are breached or if there is an inappropriate disclosure of confidential or personal information or data, including as a result of a security breach relating to hardware or software, the Company could be exposed to litigation, possible liability and statutory sanctions. Even if the Company was not held liable, a security breach or inappropriate disclosure of confidential or personal information and/or data could harm its reputation, and even the perception of security vulnerabilities in the Company’s products could lead some customers, particularly governmental customers, to reduce or delay future purchases or to purchase competitive products or services. In addition, the Company may be required to invest additional resources to protect itself against damages caused by these actual or perceived disruptions or security breaches in the future.

Defects in the Company’s products and services can be difficult to detect and remedy. If defects occur, they could have a material adverse effect on the Company’s business.
The Company’s products and services are highly complex and sophisticated and may contain design defects or errors that are difficult to detect and correct. Errors or defects may be found in new products or services after commencement of commercial shipments or provision of such services and, if discovered, the Company may not be able to successfully correct such errors or defects in a timely manner or at all. The occurrence of errors and failures in the Company’s products or services could result in loss of or delay in market acceptance of its products or services and may harm the Company’s reputation, and correcting such errors and failures in its products or services could require significant expenditures by the Company. As the Company’s products are integrated into its customers’ networks and equipment, the sale and support of these products may entail the risk of product liability or warranty claims based on damage to such networks and equipment. In addition, the failure of the Company’s products or services to perform to customer expectations could give rise to product liability claims and warranty claims. The consequences of such errors, failures and claims could have a material adverse effect on the Company’s business, operating results and financial condition.
In some cases, if design defects or errors affect a product’s safety or regulatory compliance, then such product may need to be recalled. Depending on the nature of the defect and the number of products, the Company may be forced to incur substantial recall costs, in addition to the costs associated with the potential loss of future orders and the damage to the Company’s reputation. Recalls involving regulatory agencies could also result in fines and additional costs. Finally, recalls could result in third-party litigation, including class action litigation by persons alleging common harm resulting from the purchase of the Company’s products.
The Company is subject to risks inherent in foreign operations.
Sales outside North America represented approximately 36.7% of the Company’s revenue in fiscal 2010. The Company intends to continue to pursue international market growth opportunities, which could result in a scenario where international sales continue to account for an increasing portion of the Company’s revenue. The Company has committed, and intends to commit, significant resources to its international operations and sales and marketing activities. The Company maintains offices in Canada and the United States and outside of North America in the United Kingdom, Japan, Hong Kong, France, India, Italy, Germany, Australia, Brazil, Singapore, Mexico, Spain and China, and expects to open additional offices in other countries. The Company has limited experience conducting business outside of North America, and it may not be aware of all the factors that may affect its business in foreign jurisdictions. The Company will be subject to a number of risks associated with its expanding international business operations and sales and marketing activities that may increase liability, costs, lengthen sales cycles and require significant management attention. International operations carry certain risks and associated costs, including:
•	the complexities and expense of administering a business abroad;

•	complications in compliance with, and unexpected changes in foreign regulatory requirements, including requirements relating to content filtering;

•	foreign laws, international import and export legislation;

•	trading and investment policies;

•	consumer protection laws that impose additional obligations on the Company or restrict the Company’s ability to provide limited warranty protection;

•	compliance with the laws of the United States, Canada and other countries that apply to the Company’s international operations, including without limitation, the Foreign Corrupt Practices Act of the United States and the Corruption of Foreign Public Officials Act of Canada;

•	foreign currency fluctuations;

•	foreign exchange controls and cash repatriation restrictions;

•	tariffs and other trade barriers;

•	difficulties in collecting accounts receivable;

•	potential adverse tax consequences;

•	uncertainties of laws and enforcement relating to the protection of intellectual property or secured technology;

•	litigation in foreign court systems;

•	unauthorized copying of software;

•	cultural and language differences;

•	difficulty in managing a geographically dispersed workforce in compliance with local laws and customs that vary from country to country; and

•	other factors, depending upon the country involved.
There can be no assurance that the Company will not experience these factors in the future or that they will not have a material adverse effect on the Company’s business, operating results and financial condition.

The Company’s business relies on its strategic alliances and relationships with third-party network infrastructure developers, software platform vendors and service platform vendors.
The Company relies on wireless network infrastructure developers for access to emerging wireless data protocols. In addition, the Company’s business is dependent on the development, deployment and maintenance by third parties of their wireless infrastructure and on their sales of products and services that use the Company’s products. Market acceptance of the Company’s products may also depend on support from third-party software developers and the marketing efforts of value added resellers, Internet service providers and computer manufacturers and distributors. The loss of, or inability to maintain, any of these relationships, or the failure of such third parties to execute or effectively manage their own business plans, could result in delays or reductions in product shipments, which could have a material adverse effect on the Company’s business, operating results and financial condition.
The Company has designed BES to be used with Microsoft Exchange, IBM Lotus Domino and Novell GroupWise. The functionality of BlackBerry smartphones sold to corporate customers will depend on continued growth in the number of businesses that adopt Microsoft Exchange, IBM Lotus Domino and Novell GroupWise as their email and server solutions. If the number of businesses that adopt these platforms fails to grow or grows more slowly than the Company currently expects, or if Microsoft, IBM or Novell discontinue products, delay or fail to release new or enhanced products, or announce new incompatible products, RIM’s revenues from BlackBerry corporate customers could be materially adversely affected.
The Company is also dependent on third parties to provide access to and develop content and services to enhance the user experience and maintain competitiveness and differentiation of BlackBerry products in the marketplace. The loss of, or inability to maintain any of these relationships may affect the competitive desirability of the Company’s products and hence RIM’s revenue from the sale of its products, particularly to consumers.
The Company may not be able to manage growth and ongoing development of service and support operations.
The Company has experienced a period of significant growth in sales and personnel. Revenues have increased to $14.95 billion in fiscal 2010, from $11.07 billion in fiscal 2009 and $6.01 billion in fiscal 2008. The rapid growth of the Company’s operations places a strain on managerial, financial and human resources. The Company’s ability to manage future growth will depend in large part upon a number of factors, including the Company’s ability to:
•	increase the number of network carrier partners to create new marketplaces for the Company’s products and services;

•	attract and retain qualified technical personnel in order to continue to develop reliable and flexible products and provide services that respond to evolving customer needs;

•	develop support capacity for end-users and network carriers as sales increase, so that the Company can provide post-sales support without diverting resources from product development efforts; and

•	expand the Company’s internal management and financial controls, administrative processes, and compliance and governance policies and procedures, so that the Company can maintain control over its operations and provide support to other functional areas as the number of personnel and size of the Company increases, while ensuring that applicable laws and its internal policies and procedures are adhered to.
The Company’s inability to achieve any of these objectives could have a material adverse effect on the Company’s business, operating results and financial condition as well as its reputation.
Although sales of BlackBerry smartphones to network operators, strategic partners and corporate partners continue to generate significant revenue streams, the Company is earning an increasing amount of its revenues from recurring monthly access fees from BlackBerry service and the licensing of BlackBerry software (BES and CALS). The Company expects future additional growth to come from its prosumer/consumer offerings through BIS. The growth in the Company’s services and software licensing operations will require ongoing development of service and support operations, including hiring and training employees and developing corporate standards and systems. Management systems will need to be continually enhanced and upgraded as the Company continues to increase its BlackBerry customer base, and the Company will need to increase or re-allocate the number of employees and facilities dedicated to customer service, fulfillment, financial and non-financial reporting, billing and other administrative functions. There can be no assurance that the Company has made adequate allowances for the costs and risks associated with the expansion of these service offerings, that the systems, procedures or controls will be adequate to support its operations, or that the Company will be able to offer and expand its service offerings successfully. There can be no assurance that the Company will be able to manage its growth or its shift in business revenues effectively.
The Company is subject to regulation and certification risks that could affect negatively its business, and is also subject to allegations of possible health or other risks relating to the use or misuse of the Company’s products, or lawsuits and publicity related to such allegations.
The Company must comply with a variety of laws, standards and other requirements governing, among other things, health and safety, hazardous materials usage, packaging and environmental matters, and its products must obtain regulatory approvals and satisfy other regulatory concerns in the various jurisdictions in which they are manufactured or sold. For example, the Company’s products must be approved by the Federal Communications Commission (“FCC”) before they can be used in commercial quantities in the United States. The FCC requires that access devices meet various standards, including safety standards with respect to human exposure to electromagnetic radiation and basic signal leakage. Regulatory requirements in Canada, Europe, Asia and other jurisdictions must also be met. Although the Company’s products and solutions are designed to meet relevant safety standards and recommendations globally, any perceived risk of adverse health effects of wireless communication devices could materially adversely affect the Company through a reduction in sales. The failure to comply with regulatory requirements can subject the Company to liability, additional costs and reputational harm, and in severe cases prevent it from selling its products in certain jurisdictions.

As a result of varying and developing regulatory requirements throughout the world, the Company faces increasingly complex procurement and design challenges, which, among other things, require the Company to incur additional costs identifying suppliers and contract manufacturers who can provide, and otherwise obtain, compliant materials, parts and end products and to re-design its products so that the products comply with the many requirements applicable to them. There can be no assurance that the costs of complying with and the liabilities arising from current and future health and safety, environmental and other laws, standards and regulatory requirements will not adversely affect the Company’s business, operating results or financial condition.
In addition to regulatory approvals, product manufacturers must obtain certification from the networks upon which their products operate. Failure to maintain regulatory approvals or network certifications for the Company’s current products or a failure to obtain required regulatory approvals or network certifications for any new products on a timely basis could have a material adverse effect on the Company’s business, operating results and financial condition.
There has also been public speculation about possible health risks to individuals from exposure to electromagnetic fields from the use of mobile devices. While scientific research conducted by independent research bodies has found no evidence that radio signals pose a threat to human health at levels prescribed by public health authority standards and recommendations, government agencies, international health organizations and other scientific bodies continue to conduct research on the topic, and there can be no assurance that future studies, irrespective of their scientific basis, will not suggest a link between electromagnetic fields from mobile devices and adverse health effects. Other mobile device manufacturers and cellular services providers have been named in lawsuits alleging that the use of mobile devices poses a risk to human health and that radio emissions have caused or contributed to the development of brain tumors. Other users of mobile devices with multimedia functions, such as MP3 players, have claimed that the use of such products has contributed to or resulted in hearing loss or other adverse health effects. In addition, users of the Company’s products who disregard the Company’s warnings about using the products while operating a motor vehicle or who use after-market accessories, such as batteries, that are not subject to the Company’s quality control procedures may also be at risk of bodily harm. The perception of risk to human health or other risks could adversely affect the demand for the Company’s products and allegations of risks relating to the Company’s products could result in litigation, which could distract management or result in liabilities for the Company, regardless of the merit of such claims.
The Company is subject to government restrictions on the sale of products and services that use encryption technology.
Various countries have adopted controls, license requirements and restrictions on the export, import, and use of products or services that contain encryption technology. In addition, from time to time, governmental agencies have proposed additional requirements for encryption technology, such as requiring the escrow and governmental recovery of private encryption keys. Restrictions on the sale or distribution of products or services containing encryption technology may prevent the Company from selling or distributing the BlackBerry solution in certain markets or may require the Company to make changes to the encryption technology that is embedded in its products to comply with such restrictions. Government restrictions, or changes to the Company’s products or services to comply with such restrictions, could delay or prevent the acceptance and use of the Company’s products and services. Some of the Company’s competitors do not have the same level of encryption in their technology and some foreign competitors may be subject to less stringent controls on the export, import, and use of encryption technologies in certain markets. As a result, these competitors may be able to compete more effectively than the Company can in those markets. In addition, the United States, Canada and other countries have imposed export controls that prohibit the export of encryption technology to certain countries, entities and individuals. The Company’s failure to comply with export, import, and use regulations concerning encryption technology could subject the Company to sanctions and penalties, including fines, and suspension or revocation of export or import privileges.
Reduced spending by customers due to the uncertainty of economic and geopolitical conditions may negatively affect the Company.
Many of the end-users of the BlackBerry wireless solution are directly affected by the current economic and geopolitical conditions affecting the broader market. Current and future conditions in the domestic and global economies remain uncertain. A slowdown in capital spending by end-users of the Company’s products and services, coupled with existing economic and geopolitical uncertainties globally and in the financial services or legal markets in particular, could substantially reduce the demand for the Company’s products and services and adversely affect RIM’s business, operating results and financial condition.
It is difficult to estimate the level of economic activity for the economy as a whole. It is even more difficult to estimate growth in various parts of the economy, including the markets in which the Company participates. Because all components of the Company’s budgeting and forecasting are dependent upon estimates of economic activity in the markets that the Company serves and demand for its products and services, economic uncertainties make it difficult to estimate future income and expenditures.
The current downturn in the economy or geopolitical uncertainties may cause end-users to reduce their IT budgets or reduce or cancel orders for the Company’s products and services. For example, many end-users of the BlackBerry wireless solution may not upgrade their devices or may postpone the replacement of their devices or the purchase of their first device due to more limited financial resources or out of concern for economic uncertainty. Network carriers may further reduce device subsidies that they offer to end-users or attempt to extend the periods of contracts that obligate end-users to use a certain device. Any such developments could have a material adverse impact on the Company’s business, operating results and financial condition.
In addition, acts of terrorism and the outbreak of hostilities and armed conflicts between countries have created and may continue to create uncertainties that may affect the global economy and could have a material adverse effect on the Company’s business, operating results and financial condition.

Acquisitions, investments and other business initiatives may negatively affect the Company’s operating results.
The Company has acquired, and continues to seek out opportunities to acquire or invest in, businesses, products and technologies that expand, complement or are otherwise related to the Company’s current business. These activities create risks such as the need to integrate and manage the businesses, personnel, and products acquired with the business and products of the Company, the challenges in achieving strategic objectives, cost savings and other benefits from acquisitions, the potential loss of key employees of the acquired business, additional demands on the Company’s management, resources, systems, procedures and controls, disruption of the Company’s ongoing business, and diversion of management’s attention from other business concerns. Such acquisitions, investments or other business collaborations may involve significant commitments of financial and other resources of the Company. An acquisition may have an adverse effect on the Company’s cash position if all or a portion of the purchase price is paid in cash, and common shares issuable in an acquisition would dilute the percentage ownership of the Company’s existing shareholders. Any such activity may not be successful in generating revenue, income or other returns to the Company, and the financial or other resources committed to such activities will not be available to the Company for other purposes. In addition, the acquisitions may involve unanticipated costs and liabilities, including possible litigation, that are not covered by the indemnity or escrow provisions of the acquisition agreement. The Company’s inability to address these risks could adversely affect the Company’s business, operating results and financial condition.
The Company is exposed to fluctuations in foreign currencies.
The Company is exposed to foreign exchange risk as a result of transactions in currencies other than its U.S. dollar functional currency. The majority of the Company’s revenue and purchases of raw materials are denominated in U.S. dollars. However, some revenue, a substantial portion of operating costs, including salaries and manufacturing overhead, as well as capital expenditures, are incurred in other currencies, primarily Canadian dollars. If the Canadian dollar appreciates relative to the U.S. dollar, the Company’s Canadian dollar denominated expenses will increase when translated to U.S. dollars for financial reporting purposes. The significant foreign exchange rate fluctuations experienced in fiscal 2010 materially affected the Company’s operating results in fiscal 2010 and may materially affect the Company’s operating results in future periods. For more details, please refer to the discussion of foreign exchange, income taxes and the Company’s use of non-GAAP financial measures in Management’s Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended February 27, 2010.
The Company’s worldwide operations subject it to income and other taxes in many jurisdictions, and the Company must exercise significant judgment in order to estimate its worldwide financial provision for income taxes. There can be no assurances that the Company’s historical provisions and accruals for income and other taxes will be adequate.
The Company is subject to income and other taxes in Canada and numerous foreign jurisdictions. Significant judgment is required in determining its worldwide liability for income and other taxes. In the ordinary course of the Company’s business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although the Company believes that its tax estimates are reasonable, there can be no assurances that the final determination of any tax audits will not be materially different from that which is reflected in historical income and other tax provisions and accruals. Should additional taxes be assessed as a result of an audit, litigation or changes in tax laws, there could be a material adverse effect on the Company’s current and future results and financial condition.
The Company’s future effective tax rate will depend on the relative profitability of the Company’s domestic and foreign operations, the statutory tax rates and taxation laws of the related tax jurisdictions, the tax treaties between the countries in which the Company operates, and the timing of the release, if any, of the valuation allowance.
The Company is subject to general commercial litigation and other litigation claims as part of its operations, and it could suffer significant litigation expenses in defending these claims and could be subject to significant damage awards or other remedies.
In the course of its business, the Company receives general commercial claims related to the conduct of its business and the performance of its products and services, employment claims and other litigation claims. Litigation resulting from these claims could be costly and time-consuming and could divert the attention of management and key personnel from the Company’s business operations. The complexity of the technology involved and the inherent uncertainty of commercial, employment and other litigation increases these risks. In recognition of these considerations, the Company may enter into material settlements. If the Company is unsuccessful in its defense of material litigation claims or is unable to settle the claims, the Company may be faced with significant monetary damages or injunctive relief against it that could have a material adverse effect on the Company’s business, operating results and financial condition. Administrative or regulatory actions against the Company or its employees could also have a material adverse effect on the Company’s business, operating results and financial condition.
A significant portion of the Company’s assets are held in cash, cash equivalents, short-term or long-term investments, all of which are subject to market and credit risk.
The Company had a total balance of cash, cash equivalents, short term investments and long-term investments of $2.87 billion as at February 27, 2010, compared to $2.24 billion as at February 28, 2009. The Company’s investment income decreased by $49.7 million to $28.6 million in fiscal 2010 from $78.3 million in fiscal 2009. The decrease primarily reflects the decrease in yields due to lower interest rates compared to the prior year, offset partially by an increase in the average cash and cash equivalents, short-term investments and long-term investment balances throughout fiscal 2010 compared to the prior year and the gain on sale of investments in fiscal 2009. Cash equivalents, short term and other investments are invested in debt securities of varying maturities. Consequently, the Company is exposed to interest rate risk and its operating results may be materially adversely affected by changes in interest rates. The fair value of short term and other investments, as well as the investment income derived from the investment portfolio, will fluctuate with changes in prevailing interest rates.
Additionally, the Company is exposed to market and credit risk on its investment portfolio. While the Company’s investment policies include investing in liquid, investment-grade securities and limiting investments in any single issuer, there can be no assurance that such investment policies will reduce or eliminate market or credit risks. See “Financial Condition” in Management’s Discussion and Analysis of Financial Condition and Results of Operations for fiscal 2010 for a discussion of certain liquidity issues relating to the Company’s investments in auction rate securities, structured investment vehicles and fixed income securities maintained in an investment account with Lehman Brothers International (Europe).
Government regulation of wireless spectrum and radio frequencies may provide opportunities for competitors or limit industry growth.
The allocation of radio frequencies around the world is regulated by government bodies and there is limited spectrum available for use in the delivery of wireless services. If there is insufficient spectrum allocated to the delivery of wireless communications services, the Company’s growth and financial performance could be adversely impacted. In addition, deregulation of spectrum may allow new wireless technologies to become viable, which could offer competition to the Company’s products and services.
The collection, storage, transmission, use and distribution of user data and personal information could give rise to liabilities or additional costs as a result of laws, governmental regulations and carrier and other customer requirements or differing views of personal privacy rights.
The Company transmits and stores a large volume of data, including personal information, in the course of supporting its BlackBerry wireless solution. This information is increasingly subject to legislation and regulations in numerous jurisdictions around the world that is intended to protect the privacy and security of personal information as well as the collection, storage, transmission, use and distribution of such information.
The Company could be adversely affected if legislation or regulations are expanded to require changes in its business practices or if governmental authorities in the jurisdictions in which the Company does business interpret or implement their legislation or regulations in ways that negatively affect its business. If the Company is required to allocate significant resources to modify its BlackBerry wireless solution to modify its existing security procedures for the personal information that its transmits and stores, its results of operations, operating cash flows and financial condition may be adversely affected.
The Company’s network carrier or other customers may also have differing expectations or impose particular requirements for the collection, storage, processing and transmittal of user data or personal information in connection with the BlackBerry wireless solution. Such expectations or requirements could subject the Company to additional costs, liabilities or negative publicity, and limit its future growth.
The Company’s ability to attract and retain key personnel may be negatively impacted by recent new and proposed regulations relating to equity compensation plans as well as charges to the Company’s policies on granting equity awards.
Historically, RIM has used stock option grants as an important component of employee compensation packages. The Company adopted in fiscal 2007 a fair-value based method to account for share-based payments in accordance with Statements of Financial Accounting Standards 123R – Share-Based Payment that requires the Company to record a charge to earnings for stock option grants. Regulations such as these may make it more difficult to grant stock options, or other stock-based compensation, and may lead to increased reported compensation costs, a need to change the Company’s compensation system or make it more difficult for the Company to attract, retain and motivate employees. In addition, restrictions on the Company’s ability to grant equity awards to new employees under its policy on granting equity awards, which provides for quarterly grants of stock options except in limited and exceptional circumstances, may make it more difficult for the Company to attract new employees. Volatility in the Company’s share price could result in a stock option’s exercise price exceeding the market value of the underlying common share or decrease the value of a restricted share unit to an employee, thus lessening the effectiveness of equity award grants in retaining employees. These factors could have an adverse impact on the Company’s business.
The Company may not be successful in expanding its BlackBerry App World applications catalogue or making content available that is attractive to its end-users.
In April 2009, the Company made BlackBerry App World, its comprehensive electronic applications catalogue, available to customers in the United States, United Kingdom and Canada, with other markets to follow. While the number of applications in the applications catalogue has grown since its inception, the continued expansion of the applications catalogue requires a substantial investment of internal resources for development of the infrastructure, improvement of developer and consumer interfaces and advertising costs. An expansion of the Company’s online commercial presence may also require significant additional investment in security measures to ensure that the transmission of confidential data, such as payment information, is secure and to augment protection for the Company’s servers, network and installed base of users from damage due to intruders, computer viruses, power losses, telecommunications failures and similar events. Applications may also require an interface with third parties over which the Company has no control. If the Company is not able to successfully expand, support or market the applications catalogue, or if necessary third-party interfaces are not available to support the applications, the sales of the Company’s products may suffer, the Company may lose market share, and its business, operating results and financial condition may be adversely affected.
In addition, growth of the applications catalogue is dependent on the continued recruitment and support of third-party software developers to create software that will be attractive to the Company’s end-users. Because the Company operates in a competitive market and its applications catalogue is still in its early stages, the Company may not be successful in convincing existing BlackBerry developers to develop additional applications or new developers to develop applications for the catalogue. Many developers may already have significant relationships with the Company’s competitors and may be unwilling to develop applications for BlackBerry products. If the Company develops its own software applications and services, such development may negatively affect the decisions of third-party developers to develop, maintain, and upgrade similar or competitive applications. Further, even if the Company is successful in continuing to recruit and retain developers, there can be no assurance that they will create products that are an attractive complement to the Company’s products and will be purchased by end-users. If the Company’s applications catalogue is unable to attract additional customers, the Company’s business, operating results and financial condition may be adversely affected.

The market price of the Company’s common shares may be volatile.
The market price of the Company’s outstanding common shares has been volatile in the past, and may continue to be in the future, due in part to highly volatile markets generally, particularly for technology company shares. A variety of events, including, news announcements by the Company or its competitors, trading volume, general market trends for technology companies and other factors, could result in wide fluctuations in the market price for its common shares. The Company’s share price may also be affected by factors such as the performance of other technology companies, announcements by or results of RIM’s competitors, results of existing or potential litigation, updates to forward-looking financial guidance, and announcements regarding new products and services.
The Company’s quarterly financial results and the growth of its subscriber base are difficult to forecast and such results and growth may not meet the expectations of analysts or investors, which would contribute to the volatility of the market price of the Company’s common shares. The Company’s financial results may not follow any past trends. The Company’s sales may also be impacted by current economic factors which more significantly impact other specific industry sectors, such as the financial, government and legal services sectors. These sectors have represented the Company’s largest end user concentration to date. The Company’s operating expenses are based on anticipated revenue levels, are relatively fixed in the short term to medium term and are incurred throughout the quarter; thus, fluctuations in operating expenses are likely. Significant unanticipated sales and marketing, R&D, IT, professional and other costs may be incurred in a single quarter which will affect results. Additionally, many of the Company’s products are subject to long sales cycles. As a result, if expected revenues are not realized as anticipated, or if operating expenses are higher than expected, the Company’s quarterly financial results could be materially adversely affected. These factors can make it difficult to predict the Company’s quarterly financial results.
In addition, the Company relies on the individual carriers to instruct the Company to create subscriber accounts and determines whether the subscriber account should have an active status. That carrier is charged a service fee for each subscriber account each month. If a carrier instructs the Company to deactivate a subscriber account, then the Company no longer includes that subscriber account in its BlackBerry subscriber account base and ceases billing the carrier with respect to such account from the date of its deactivation. On a quarterly basis, the Company may make an estimate of pending deactivations for certain carriers that do not use a fully-integrated provisioning system. It is, however, each carrier’s responsibility to report changes to its subscriber account status on a timely basis to the Company. The Company’s failure to meet the expectations of analysts or investors as a result of difficulties in predicting the growth rate in its subscriber base may further contribute to the volatility of the market price of its common shares.

There could be adverse tax consequence for the Company’s shareholders in the United States if the Company is or was a passive foreign investment company.
Under U.S. federal income tax laws, if a company is, or for any past period was, a passive foreign investment company, or PFIC, there could be adverse U.S. federal income tax consequences to U.S. shareholders even if the Company is no longer a PFIC. The determination of whether the Company is a PFIC is a factual determination made annually based on various facts and circumstances and thus is subject to change, and the principles and methodology used in determining whether a company is a PFIC are subject to interpretation. While the Company does not believe that it is currently or has been a PFIC, there can be no assurances that the Company was not a PFIC in the past and will not be a PFIC in the future. U.S. shareholders are urged to consult their tax advisors concerning U.S. federal income tax consequences of holding the Company’s common shares if RIM is or has been considered a PFIC.
The Company’s charter documents enable its directors to issue preferred shares which may prevent a takeover by a third party.
The Company’s authorized share capital consists of an unlimited number of common shares, an unlimited number of class A common shares and an unlimited number of preferred shares, issuable in one or more series. The Company’s Board of Directors has the authority to issue preferred shares and determine the price, designation, rights, preferences, privileges, restrictions and conditions, including dividend rights, of these shares without any further vote or action by shareholders. The rights of the holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that may be issued in the future. The Company’s ability to issue preferred shares could make it more difficult for a third party to acquire a majority of the Company’s outstanding voting shares, the effect of which may be to deprive the Company’s shareholders of a control premium that might otherwise be realized in connection with an acquisition of the Company.
Continuing risks relating to the Company’s historical stock option granting practices may have a material adverse effect on the Company.
As discussed in greater detail under “Explanatory Note Regarding the Restatement of Previously Issued Financial Statements” in the MD&A for the fiscal year ended March 3, 2007 and Note 4 to the audited consolidated financial statements of the Company for the fiscal year ended March 3, 2007, the Company restated its consolidated balance sheet as of March 4, 2006 and its consolidated statements of operations, consolidated statements of cash flows and consolidated statements of shareholders’ equity for the fiscal years ended March 4, 2006 and February 26, 2005, and the related note disclosures (the “Restatement”), to reflect additional non-cash stock compensation expense relating to certain stock-based awards granted prior to the adoption of the Company’s stock option plan on December 4, 1996 (as amended from time to time, the “Stock Option Plan”) and certain stock option grants during the 1997 through 2006 fiscal periods, as well as certain adjustments related to the tax accounting for deductible stock option expenses. The Restatement was the result of a voluntary internal review (the “Review”) by the Company of its historical stock option granting practices. The Restatement did not result in a change in the Company’s previously reported revenues, total cash and cash equivalents or net cash provided from operating activities.
In February 2009, the Company and certain of its officers and directors entered into settlement agreements with the OSC and SEC to resolve the OSC and SEC investigations relating to the Company’s historical stock option granting practices. The settlement agreements are described in greater detail above under the heading “Regulatory Actions” and in the Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended February 28, 2009.

As a result of the events described above, the Company continues to be subject to the following risks:
•	As previously disclosed, the Company was served with an application filed by a pension fund shareholder in Ontario, Canada, which, among other things, sought to commence a shareholder derivative action relating to the Company’s historical option granting practices, and also made certain demands with respect to the conduct and scope of the Review. Such action was settled in the third quarter of fiscal 2008. On November 5, 2007, the Ontario Superior Court of Justice granted an order approving the settlement and issuing a representation order that binds all RIM shareholders to the terms of the agreement, except for those who had opted out. Approximately one hundred shareholders opted out of the settlement. Those who disclosed the number of shares held by them indicated that, combined, the opt-out shareholders hold approximately 27,400 shares (approximately 0.005% of all outstanding shares). However, certain opt-out shareholders did not disclose the number of shares held by them. On December 10, 2007, the Ontario Superior Court of Justice issued an order extending the opt-out deadline to January 22, 2008 for customers of Goldman Sachs Exchange & Clearing L.P., who did not receive notice of the settlement in the initial mailing. As a result of that extension, additional shareholders holding 47,080 shares as at the record date opted out. The total number of shares held by opt-out shareholders who disclosed the number of shares held by them, as at November 19, 2007, therefore increased to 74,480 shares. While that derivative action has been settled, additional lawsuits, including purported class actions and additional derivative actions, may be filed relating to the Company’s stock option granting practices. The amount of time to resolve any such lawsuits is unpredictable, and defending against such lawsuits could require significant additional attention and resources that could otherwise be devoted to the operation of the Company’s business. In addition, an unfavorable outcome in any such litigation could have a material adverse effect on the Company’s business, financial condition and results of operations.

•	The Company could incur significant liabilities in connection with any litigation relating to its historical stock option granting practices, which liabilities may not be covered by insurance. In addition, the Company may have indemnity obligations (including for legal expenses) for former and current directors, officers and employees, which are described in greater detail in the Management Information Circular.
The Company may receive claims by employees who may be subject to adverse tax consequences as a result of errors in connection with stock option grants.
DIVIDEND POLICY
Dividend Policy and Record (Canadian $000’s)

With the exception of a capital dividend of $262 paid on October 27, 1997, RIM has not paid any cash dividends on its common shares to date. The Company will consider paying dividends on its common shares in the future when circumstances permit, having regard to, among other things, the Company’s earnings, cash flows and financial requirements, as well as relevant legal and business considerations.
DESCRIPTION OF SHARE CAPITAL
The Company’s authorized share capital consists of an unlimited number of voting common shares without par value, an unlimited number of non-voting, redeemable, retractable class A common shares without par value, and an unlimited number of non-voting, cumulative, redeemable, retractable preferred shares without par value, issuable in series. Only common shares are issued and outstanding.
Common Shares
Each common share is entitled to one vote at meetings of the shareholders and to receive dividends if, as and when declared by the board of directors. Dividends which the board of directors determine to declare and pay shall be declared and paid in equal amounts per share on the common shares and class A common shares at the time outstanding without preference or distinction. Subject to the rights of holders of shares of any class of share ranking prior to the class A common shares and common shares, holders of class A common shares and common shares are entitled to receive the Company’s remaining assets ratably on a per share basis without preference or distinction in the event that it is liquidated, dissolved or wound-up.
Class A Common Shares
The holders of class A common shares are not entitled to receive notice of or attend or vote at any meeting of the Company’s shareholders, except as provided by applicable law. Each such holder is entitled to receive notice of and to attend any meetings of shareholders called for the purpose of authorizing the dissolution or the sale, lease or exchange of all or substantially all of the Company’s property other than in the ordinary course of business and, at any such meeting, shall be entitled to one vote in respect of each class A common share on any resolution to approve such dissolution, sale, lease or exchange. Dividends are to be declared and paid in equal amounts per share on all the class A common shares and the common shares without preference or distinction. The Company authorized for issuance the class A common shares when the Company was a private company to permit employees to participate in equity ownership. Class A common shares previously issued by the Company to such employees were converted on a one-for-one basis into common shares in December 1996 at the time that the Company became a reporting issuer in the Province of Ontario by filing a prospectus with respect to a special warrant offering completed in the Province of Ontario in 1997. At this time, the Company has no plans to issue further class A common shares. Subject to the rights of holders of any class of share ranking prior to the class A common shares and common shares, in the event that the Company is liquidated, dissolved or wound-up, holders of class A common shares and common shares are entitled to receive the remaining assets ratably on a per share basis without preference or distinction.

Preferred Shares
The holders of preferred shares are not entitled to receive notice of or to attend or vote at any meeting of the Company’s shareholders, except as provided by applicable law. Preferred shares may be issued in one or more series and, with respect to the payment of dividends and the distribution of assets in the event that the Company is liquidated, dissolved or wound-up, rank prior to the common shares and the class A common shares. The Company’s board of directors has the authority to issue series of preferred shares and determine the price, number, designation, rights, privileges, restrictions and conditions, including dividend rights, of each series without any further vote or action by shareholders. The holders of preferred shares do not have pre-emptive rights to subscribe to any issue of the Company’s securities. At this time there are no preferred shares outstanding and the Company has no plans to issue any preferred shares.
MARKET FOR SECURITIES OF THE COMPANY
The Company’s common shares are listed and posted for trading on The Toronto Stock Exchange under the symbol “RIM” and are listed on the NASDAQ Global Select Market under the symbol “RIMM”. The volume of trading and price ranges of the Company’s common shares on the NASDAQ Global Select Market and the Toronto Stock Exchange are set out in the following table:

	Common Shares – TSX		Common Shares – NASDAQ
	Price Range	Average Daily	Price Range	Average Daily
Month	(CDN $)	Volume	(US$)	Volume
March 2009	$45.56 – $57.58	2,010,995	$35.05 – $46.49	18,927,377
April 2009	$54.29 – $86.29	2,325,567	$42.76 – $70.48	25,003,762
May 2009	$80.12 – $91.29	2,371,670	$68.61 – $80.97	17,661,315
June 2009	$77.75 – $95.00	1,599,214	$67.53 – $86.00	19,844,100
July 2009	$74.06 – $84.59	1,248,291	$63.36 – $78.20	13,864,973
August 2009	$77.56 – $86.28	1,211,470	$70.38 – $80.59	11,565,533
September 2009	$72.10 – $94.00	2,258,519	$66.28 – $88.08	20,388,700
October 2009	$63.25 – $73.79	1,617,786	$58.42 – $70.57	16,783,077
November 2009	$58.64 – $68.13	1,466,357	$54.30 – $65.16	18,049,955
December 2009	$61.12 – $76.17	1,674,910	$57.89 – $71.60	18,052,373
January 2010	$64.37 – $70.92	1,379,175	$60.40 – $68.23	15,031,258
February 2010	$67.31 – $75.69	1,488,858	$63.16 – $72.00	13,662,179
DIRECTORS AND OFFICERS
The Company currently has a board of directors comprised of eight persons. In accordance with the provisions of the OBCA, the directors are authorized from time to time to increase the size of the board of directors, and to fix the number of directors, up to the maximum of 15 persons, as currently provided under the articles of the Company, without the prior consent of the shareholders.

The following table sets forth the name, municipality of residence and, except as provided below, principal occupation during the last five years of each of the Company’s directors and executive officers. Each director is elected at the annual meeting of shareholders to serve until the next annual meeting or until a successor is elected or appointed.

Name, Municipality of Residence and Present	Director	Position(s) with
Principal Occupation	Since	the Company
Mike Lazaridis (3) Waterloo, Ontario President and Co-Chief Executive Officer, RIM	1984	Director, President and Co-Chief Executive Officer

James Estill (2) Guelph, Ontario Corporate Director	1997	Director

John Richardson, FCA (1) (2) Toronto, Ontario Corporate Director	2003	Director

David Kerr (1) (2) Toronto, Ontario Managing Partner, Edper Financial Group (private financial company)	2007	Director

Roger Martin (3) Toronto, Ontario Dean, The Rotman School of Management	2007	Director

Barbara Stymiest, FCA (1) Toronto, Ontario Group Head, Strategy, Treasury and Corporate Services, Royal Bank of Canada	2007	Director

John Wetmore(2) (3) Toronto, Ontario Corporate Director	2007	Director

Antonio Viana-Baptista (1) Madrid, Spain Corporate Director	2009	Director

James L. Balsillie Waterloo, Ontario Co-Chief Executive Officer, RIM	N/A	Co-Chief Executive Officer

Brian Bidulka Burlington, Ontario Chief Financial Officer, RIM	N/A	Chief Financial Officer

Robin Bienfait Norcross, Georgia Chief Information Officer, RIM	N/A	Chief Information Officer

Don Morrison Toronto, Ontario Chief Operating Officer, BlackBerry , RIM	N/A	Chief Operating Officer, BlackBerry

Name, Municipality of Residence and Present	Director	Position(s) with
Principal Occupation	Since	the Company
David Yach Waterloo, Ontario Chief Technology Officer, Software, RIM	N/A	Chief Technology Officer, Software

Keith Pardy Atlanta, Georgia Chief Marketing Officer, RIM	N/A	Chief Marketing Officer

Karima Bawa Vancouver, British Columbia Vice President, Legal, RIM	N/A	Vice President, Legal

Notes:

[1]	Member of the Audit and Risk Management Committee.

[2]	Member of the Compensation, Nomination and Governance Committee.

[3]	Member of Strategic Planning Committee.
As at February 27, 2010, the above directors and executive officers of the Company beneficially owned, or controlled or directed, directly or indirectly, over 61.8 million common shares of the Company representing approximately 11% of the issued and outstanding common shares of the Company.
During the past five years, each of the directors and executive officers of the Company has been engaged in their current principal occupation as specified above except: Mr. David Kerr who prior to August 2006 was Chairman of Falconbridge Ltd; Mr. John Wetmore who was Vice President, Contact Centre Development of IBM Americas and formerly President and Chief Executive Officer of IBM Canada; Antonio Viana-Baptista who prior to January of 2008 was CEO, Telefonica Espana, and prior to that Chairman and CEO, Telefonica Moviles, S.A.; Ms. Robin Bienfait who prior to January 2007 was Senior Vice President of AT&T Global Network Operations, Network Security and Disaster Recovery, previously Chief Compliance Officer, EH&S and prior to that was Vice President Service Assurance, E-Mtce & IP/Data Systems at AT&T Labs; Mr. Brian Bidulka who prior to December 2009 was Chief Accounting Officer of the Company and formerly was Vice President, Corporate Controller of the Company, previous to that he was Vice President, Corporate Finance at Molson Inc., and formerly Vice President, Finance-Operations at Molson Canada; Mr. David Yach who prior to January 2008 was Senior Vice President, Software and Vice President, Software of the Company; and Mr. Keith Pardy who prior to December 2009 was Senior Vice President, Strategic Marketing and Consumer Insights at Nokia Corp., previous to that Vice President and Managing Director of Global Brands at Coca-Cola Co.
The Company has an Audit and Risk Management Committee, Compensation Nomination and Governance Committee and Strategic Planning Committee the members of which are noted above. The Company does not have an Executive Committee.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions
Other than set out below, none of the directors or executive officers is, as at the date of this AIF, or was within 10 years before the date of the AIF, a director or chief executive officer or chief financial officer of any company (including RIM) that:
a)	was subject to an order (as defined in National Instrument 51-102F2 of the Canadian Securities Administrators) that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or

b)	was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer, or chief financial officer, and which resulted from an event that occurred while that person was acting in the capacity as a director, chief executive officer, or chief financial officer.
None of the directors, executive officers or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company,
a)	is, at the date of this Annual Information Form, or has been within 10 years before the date of this AIF, a director or executive officer of any company (including RIM) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or
b)	has, within the 10 years before this AIF, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.
On November 7, 2006, as a result of the Company failing to file its second quarter financial statements for fiscal 2007 before the statutory filing deadline of October 17, 2006 a management cease trade order (the “MCTO”) was issued by the OSC that applied to each of the directors and executive officers listed above (other than Messrs. Kerr, Viana-Baptista, Pardy and Martin) as well as certain of the other Company’s senior officers and certain insiders of the Company. The MCTO prohibited trading in the Company’s securities by its senior officers, directors and certain insiders during the time that the MCTO was in effect. The MCTO was revoked on May 23, 2007 after the required securities filings were made by RIM with the OSC.
In February 2009, the Company and certain of its officers and directors entered into settlement agreements with the OSC and SEC to resolve the OSC and SEC investigations relating to the Company’s historical stock option granting practices. The settlement agreements are described in greater detail above under the heading “Regulatory Actions” and in the Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended February 27, 2010.

Audit and Risk Management Committee
The Audit and Risk Management Committee’s purpose is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control, and legal compliance and risk management functions of the Company and its subsidiaries. It is the objective of the Audit and Risk Management Committee to maintain free and open means of communications among the Board, the independent auditors and the financial and senior management of the Company.
The full text of the Audit and Risk Management Committee’s Charter is included as Appendix A to this Annual Information Form.
Ms. Stymiest, Mr. Richardson, Mr. Kerr and Mr. Viana-Baptista are the members of the Committee, each of whom is a director of the Company and independent and financially literate under Sections 1.4 and 1.5 of National Instrument 52-110 of the Canadian Securities Administrators-Audit Committees and the rules and regulations of the Nasdaq Stock Market. The members of the Audit and Risk Management Committee bring significant skill and experience to their responsibilities including professional experience in accounting, business and finance. The specific education and experience of each member that is relevant to the performance of his or her responsibilities as such member of the Audit and Risk Management Committee are set out below:
Barbara Stymiest, FCA (Chair) — Ms. Stymiest has an HBA from the Richard Ivey School of Business, University of Western Ontario and FCA from the Institute of Chartered Accountants of Ontario. Ms. Stymiest has been a member of the senior leadership team of the Royal Bank of Canada since 2004 and serves as the Group Head of Strategy, Treasury and Corporate Services. Prior to this, Ms. Stymiest held positions as Chief Executive Officer at TSX Group Inc., Executive Vice-President & CFO at BMO Nesbitt Burns and Partner of Ernst & Young LLP. Ms. Stymiest is currently a Director of RBC Dexia Investor Services Limited, Symcor Inc., the Toronto Rehabilitation Institute, the Canadian Institute for Advanced Research and the Royal Ontario Museum.
John Richardson, B. Comm., MBA, FCA — Mr. Richardson has a Bachelor of Commerce Degree from the University of Toronto, an MBA from the Harvard Business School and FCA from the Institute of Chartered Accountants of Ontario. Mr. Richardson was appointed Chairman of the Ontario Pension Board in July 2004 and retired at the end of his three year term on June 30, 2007. He was a former senior partner of Clarkson Gordon & Co; Executive Vice President of Lonvest Corporation (now London Insurance Group Inc.); President of Great Lakes Power, Deputy Chairman of London Insurance Groups Inc.; Chairman, President and CEO of Wellington Insurance; and Chairman of London Guarantee Insurance Company. Mr. Richardson was a past board member with the Insurance Bureau of Canada and the Facility Association. Mr. Richardson is currently Chairman of Boiler Inspection and Insurance Co. Limited, and a trustee of Armtec Infrastructure Income Fund.
David Kerr, B.Sc., CA — Mr. Kerr has a B.Sc. from McGill University. Mr. Kerr is Managing Partner of Edper Financial Corporation, a financial management company. From July 2002, to August 2006, Mr. Kerr was Chairman of Falconbridge Limited (formally Noranda Inc.) and prior to that he was President and Chief Executive Officer of Falconbridge Limited. Mr. Kerr is a

director of Brookfield Asset Management Inc.; Can West Global Communications Corp.; Sustainable Developments Technology Canada; Sun Life Financial Corporation; the Toronto Rehabilitation Hospital Foundation; and the Special Olympics Canada Foundation. In the past five years, Mr. Kerr also served as a director of Shell Canada Limited.
Antonio Viana-Baptista, MA, MBA — Mr. Viana-Baptista is a Corporate Director and was appointed as a director of the Company in September 2009. Mr. Viana-Baptista has a Masters degree in Economics from the Universidade Catolica Lisbon, Portugal and a Masters of Business Administration, Honors and Distinction, from INSEAD. Prior to his retirement in January 2008, Mr. Viana-Baptista held various executive roles at Telefonica including General Manager, CEO, Telefonica Spain; Chairman and CEO, Telefoncia Moviles and Telefonica International. Prior to joining Telefonica, he held positions with Banco Portugues de Investimento as Executive Director and with McKinsey & Company as Principal Partner, Madrid, Spain and Lisbon. Mr. Viana-Baptista is currently a director of the following public companies: Telesp, SA (Brazil), SEMAPA (Portugal) and NH Hoteles (Spain).
The Board has also determined that each of Ms. Stymiest, Mr. Richardson and Mr. Kerr is an audit committee financial expert within the meaning of General Instruction B(8)(a) of form 40-F under the U.S. Securities Exchange Act of 1934, as amended. The SEC has indicated that the designation of a person as an audit committee financial expert does not make such person an “expert” for any purpose, impose any duties, obligations or liability on such person that are greater than those imposed on members of the Audit Committee and the Board who do not carry this designation or affect the duties, obligations or liability of any other member of the audit committee or the Board.
As set out in the Audit and Risk Management Committee’s charter, the committee is responsible for pre-approving all non-audit services to be provided to the Company by its independent external auditor. The Company’s practice requires senior management to report to the Audit and Risk Management Committee any provision of services by the auditors and requires consideration as to whether the provision of the services other than audit services is compatible with maintaining the auditor’s independence. All audit and audit-related services are pre-approved by the Audit and Risk Management Committee.
Audit Fees
The aggregate fees billed by Ernst & Young LLP (EY) chartered accountants, the Company’s independent external auditor, for the fiscal years ended February 27, 2010 and February 28, 2009, respectively, for professional services rendered by EY for the audit of the Company’s annual financial statements or services that are normally provided by EY in connection with statutory and regulatory filings or engagements for such fiscal years were $2,117,000 and $1,955,000, respectively.
Audit-Related Fees
The aggregate fees billed by EY for the fiscal years ended February 27, 2010 and February 28, 2009, respectively, for assurance and related services rendered by EY that are reasonably related to the performance of the audit review of the Company’s financial statements and are not reported above as audit fees were $86,000 and $108,000. Professional services provided included procedures in support of stock option investigations.
Tax Fees
The aggregate fees billed by E&Y for the fiscal years ended February 27, 2010 and February 28, 2009, respectively, for professional services rendered by E&Y for tax compliance, tax advice, tax planning and other services were $8,000 and $4,000 respectively. Tax services provided included international tax compliance engagements.
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS
To the Company’s knowledge, there were no directors or executive officers or any associate or affiliate of a director or executive officer with a material interest in any transaction within the three most recently completed financial years or during the current financial year that has materially affected or is reasonably expected to materially affect the Company.
TRANSFER AGENTS AND REGISTRARS
The Company’s transfer agent and registrar in Canada is Computershare Investor Services Inc. of Canada, 100 University Ave., 9th Fl., Toronto, Ontario M5J 2Y1. The co-transfer agent and registrar for the common shares in the United States is Computershare Trust Company, Inc. at its offices in Denver, Colorado.
MATERIAL CONTRACTS
Other than as noted below, the Company has not entered into any material contracts, on or after January 1, 2002, that are required to be filed pursuant to NI 51-102 of the Canadian Securities Administrators. The Company has entered into a licensing and settlement agreement with NTP, Inc. (the “Settlement and Licensing Agreements”) both of which can be found under the Company’s profile on www.sedar.com. The Settlement and Licensing Agreements are summarized in the Company’s material change report filed on SEDAR on March 10, 2006, which is incorporated by reference in the AIF.
INTERESTS OF EXPERTS
Ernst & Young LLP, Chartered Accountants, Licensed Public Accountants, is the external auditor who prepared the Independent Auditors’ Report to Shareholders in respect of the audited annual consolidated financial statements of the Company for the year ended February 27, 2010 and the Report to Shareholders of an Independent Registered Public Accounting Firm on the Company’s internal controls over financial reporting. Ernst & Young LLP is independent with respect to the Company within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario and applicable securities laws.

ADDITIONAL INFORMATION & DOCUMENTS INCORPORATED BY REFERENCE
Additional information related to the Company can be found on SEDAR at www.sedar.com or on the SEC’s website at www.sec.gov. Additional financial information is provided in the Company’s audited consolidated financial statements and the Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) for the year ended February 27, 2010, which can be found at www.sedar.com.
Additional information, including directors’ and officers’ remuneration and indebtedness to the Company, principal holders of the securities of the Company and securities authorized for issuance under equity compensation plans, is contained in the Company’s most recent management information circular.

GLOSSARY
Set forth below are certain terms defined as they are used in this annual information form:

1xRTT	Single carrier (1X) Radio Transmission Technology. 1xRTT is the first phase in CDMA’s evolution to third-generation (3G) technology. 1xRTT networks should allow for greater network capacity (more users; fewer dropped calls) high bit rate packet data transfer.

3G wireless	Third generation (3G) wireless. Third generation wireless is a global framework that is implemented regionally in Europe (UMTS), North America (CDMA2000) and Japan (NTT DoCoMo). 3G is designed for high-speed wireless multimedia data and voice. It plans to offer high-quality audio and video and advanced global roaming, which means users would be able to go anywhere and automatically be handed off to whatever wireless system is available.

4G wireless	Fourth generation (4G) wireless. Fourth generation is successor to 3G and 2G standards. The nomenclature of the generations generally refers to a change in the fundamental nature of the service. The first was the move from analogue to digital (2G), which was followed by multi-media support (3G) and now 4G, which refers to all IP packet switched networks and increases in data speeds.

Analog	Analog transmission uses energy waves to transmit information. In the case of wireless voice transmission, the sound waves of a human voice are converted directly to specific, continuously variable characteristics of a radio wave. Broadcast and telephone transmission have typically used analog technology.

API	Application Programming Interface.

ASIC	Application Specific Integrated Circuit.

Bluetooth®	Bluetooth is a specification for the use of low-power radio communications to wirelessly link phones, computers and other network devices over short distances.

CAL	Client Access License. A Client Access License gives the user the right to access the services and software of a particular server.

CDMA	Code Division Multiple Access. A method for transmitting simultaneous signals over a shared portion of the spectrum. The foremost application ofCDMA is the digital cellular phone technology from QUALCOMM that operates in the 800MHz band and 1.9GHz PCS band. Unlike GSM and TDMA, which divides the spectrum into different time slots, CDMA uses a spread spectrum technique to assign a code to each conversation.

Common Criteria Certification	An internationally approved set of security standards that provide an independent and objective validation of the security of a particular IT solution or product. This certification is accepted by 25 countries under the Common Criteria Recognition Agreement which includes the US, Canada, Germany, France and many others.

CRM	Customer Relationship Management. Customer relationship management is strategy for managing a company’s interactions with customers and sales prospects. It involves using technology to organize, automate and synchronize business processes—principally sales related activities, but also those for marketing, customer service, and technical support.

DataTAC	A wireless packet-switched network which evolved from a network developed by IBM and Motorola for their repair crews.

Denial of Service Attack	An attack designed to flood a network with unnecessary traffic in order to prevent legitimate users of a system from having access.

Digital	A way of processing information by storing it as binary numbers. A digital circuit is either on or off, and a digital signal is either present or absent. Contrast with analog.

EDGE	See 3G Wireless

EMS	Electronics Manufacturing Services. Is a term used for companies that design, test, manufacture, distribute, and provide return/repair services for electronic components and assemblies for original equipment manufacturers (OEMs).

Ev-DO	Evolution Data Only. Ev-DO is a high-speed network protocol used for wireless Internet data communications. It is one of the major Third Generation, or 3G, wireless standards. Some CDMA 1xRTT carriers are in the process of implementing this protocol on their networks.

Firewall	A technological barrier designed to prevent unauthorized or unwanted communications between sections of a computer network.

Firmware	Computer programming instructions that are stored in a read-only memory unit, including flash, ROM, PROM, EPROM and EEPROM, rather than being implemented through software.

GPRS	General Packet Radio Service. An enhancement to the GSM (see below) mobile communications system that supports data packets. GPRS enables continuous flows of IP data packets over the system for such applications as Web browsing and data access. GPRS differs from GSM’s short messaging service, which is limited to messages of 160 bytes in length.

GPS	Global Positioning System.

GSM	Global System for Mobile Communications. A digital cellular phone technology based on TDMA that is the predominant system in Europe, but is also used around the world. Operating in the 900MHz and 1.8GHz bands in Europe and the 1.9GHz PCS band in the U.S., GSM defines the entire cellular system, not just the air interface (i.e. TDMA, CDMA). GSM phones use a Subscriber Identity Module (SIM) smart card that contains user account information.

HDI	High Density Interconnect. A measure of the average amount of circuitry package in a given area of assembly.

HSPA	High-Speed Packet Access. A family of radio interface standards that will improve the speed and accuracy of traffic over cellular networks. HSPA builds on the existing WCDMA technology that has already been deployed to allow carriers to offer better speeds and larger bandwidth intensive services like streaming audio and video.

HSDPA	High-Speed Downlink Packet Access. A 3G technology in the HSPA family that allows for faster data downloads of up to 14Mbps and improved data traffic handling.

HSUPA	High-Speed Uplink Packet Access. A 3G technology in the HSPA family that allows for faster upload connections up to 5.76Mbps.

Hybrid PBXs	Hybrid PBXs support both traditional Time Division Multiplexed (TDM) phones to VoIP, easing the transition from TDM to VoIP.

iDEN	Integrated Digital Enhanced Network. A wireless communications technology from Motorola that provides support for voice, data, short messages (SMS) and dispatch radio (two-way radio) in one phone. Operating in the 800MHz and 1.5GHz bands and based on TDMA, iDEN uses Motorola’s VSELP

(Vector Sum Excited Linear Predictors) vocoder for voice compression and QAM modulation to deliver 64 Kbps over a 25 kHz channel. Each 25 kHz channel can be divided six times to transmit any mix of voice, data, dispatch or text message. Used by various carriers around the globe, Nextel Communications provides nationwide coverage in the U.S.

IM	Instant Messaging. A medium which enables two or more people communicate in real time utilizing typed text over an electronic network.

IP	Intellectual Property. Intangible property that is the result of creativity (such as patents or trademarks or copyrights).

ISP	Internet Service Provider. A business that supplies Internet connectivity services to individuals, businesses and other organizations.

ITC	Income Tax Credit.

J2ME	Java 2 Platform, Micro Edition. A version of Java 2 for small devices such as PDAs, phones and handhelds. The Connected Limited Device Configuration (CLDC) provides the programming interface for wireless applications. The Mobile Information Device Profile (MIDP) provides support for a graphical interface, networking and storage. J2ME uses the K Virtual Machine (KVM), a specialized virtual machine for devices with limited memory.

Java	An object-oriented programming language developed by Sun Microsystems, Inc. Java™ was designed to be secure and platform-neutral such that it can be run on any type of platform, making Java a useful language for programming Internet applications.

Java Virtual Machine	Enables a set of computer software programs and/or data structures to use a virtual machine model for the execution of other computer programs and scripts.

MDS	Mobile Data Service. The BlackBerry® Mobile Data System is a flexible framework for application development that a person can use to add and manage applications their organization’s environment. As a component of the BlackBerry® Enterprise Server, the BlackBerry MDS offers security, wireless connectivity, and manageability options.

MMS	Multimedia Messaging Service. A standard for telephony messaging systems that allows sending messages that include multimedia objects.

MVS	Mobile Voice Service. BlackBerry MVS converges office desk phones and BlackBerry® smartphones, extending the same mobility advantages the BlackBerry® Enterprise Solution provides for wireless email and data to voice communications.

NOC	Network Operations Centre. A central location for network management. It functions as a control centre for network monitoring, analysis and accounting.

OEM	Original Equipment Manufacturer. A licensee or purchaser of a product who typically resells that product under another trade name, in different packaging, or combined with other products or services. OEM licensing arrangements are sometimes referred to as “private label” licensing.

OTA	Over The Air. The standard for the sending and receiving of applications or software without the need for tethering or downloading. Carriers and OEM’s are able to push applications to a mobile device without the end-user initiating any type of process.

PBX	Private Branch Exchange. A private telephone network used within an enterprise. Users share a fixed number of outside lines instead of being provided with one outside line for each individual user. This allows for use of extensions as opposed to direct dial numbers.

PDA	Personal digital assistant. A hand held portable microcomputer.

PIM	Personal Information Management.

Packet-Switched Network	A network in which the data to be transmitted is divided into standard-sized packets, each of which is given the receiver’s address. Each of the packets that make up the transmission travels separately; packets do not have to travel in sequence or by the same paths. When all the packets have arrived at their destination, the receiver reassembles them into the original message.

Prosumer	Prosumer refers to ‘professional consumers’. The prosumer is typically looking to purchase and use professional-level equipment for both their business and personal lives.

BlackBerry Prosumer is a hosted wireless email solution for professional consumers that does not include access to the BlackBerry Enterprise Server solution.

QWERTY	The modern-day keyboard layout on English-language computer and typewriter keyboards. It takes its name from the first six characters seen in the far left of the keyboard’s top row of letters.

ROM	Read Only Memory. A class of storage media used in computers and other electronic devices. Once data has been written to a ROM chip, it cannot be removed and can only be read.

SDK	Software Developers Kit. A set of software routines and utilities used to help programmers write an application.

SME	Small and Medium-sized Enterprise.

SMS	Short Message Service. A text message service that enables short messages of generally no more than 140-160 characters in length to be sent and transmitted from a wireless device and is broadly supported on cellular phones. SMS was introduced in the GSM system and later supported by all other digital-based mobile communications systems.

SureType	SureType technology, developed by Research In Motion®, integrates a traditional phone keypad and a familiar QWERTY-style keyboard with intuitive software that “learns” as you type, recognizing word patterns and allowing you to easily enter information. This technology allows you to easily, quickly, and accurately enter words without having to get used to a non-QWERTY-based keyboard layout. SureType also has the ability to recognize character letter sequences that are common in the English language, such as “ing”.

Thin and Thick Clients	A thin client is a computer or a computer program which depends heavily on some other computer to fulfill its traditional computational roles, whereas a thick client is a full featured computer that is fully functional regardless of being connected to a network or other device.

Triple DES	Triple Data Encryption Standard. A specification for encryption for computer data developed by IBM and adopted by the United States government. DES uses a 56-bit encryption key. Triple DES uses a more sophisticated 112-bit encryption key and is used by the American Banking Association.

UMA	Unlicensed Mobile Access. Unlicensed mobile Access provides a handover sequence between unlicensed spectrum technologies like Wi-Fi and Bluetooth and a carriers’ cellular network.

UMTS	See 3G wireless.

VAR	Value Added Reseller. An entity that adds some feature or “value” to an existing product before sale to the end customer.

Virtual pre-load	An icon or program sent wirelessly to a user’s device without the end user initiating the transfer.

WCDMA	See 3G wireless.

Widget	A stand alone application built using web technologies (HTML, Javascript, and CSS) which is capable of performing any and all actions on the device similar to RIM’s existing Java applications.

Wi-Fi	Wireless Fidelity. A generic term for referring to wireless network components that run on the Wi-Fi Alliances IEEE 802.11 wireless standards. The standard was created so that manufacturers could produce wireless equipment that would be compatible with one another.

APPENDIX A
CHARTER OF THE AUDIT AND RISK MANAGEMENT COMMITTEE OF THE
BOARD OF DIRECTORS OF RESEARCH IN MOTION LIMITED AS ADOPTED BY
THE BOARD ON DECEMBER 17, 2009
1. AUTHORITY
     The Audit and Risk Management Committee (the “Committee”) of the Board of Directors (the “Board”) of Research In Motion Limited (the “Corporation”) is established pursuant to Section 5.03 of the Corporation’s By-law No. A3 and Section 158 of the Ontario Business Corporations Act. The Committee shall be comprised of three or more directors as determined from time to time by resolution of the Board. Consistent with the appointment of other Board committees, the members of the Committee shall be appointed by the Board at the annual organizational meeting of the Board or at such other time as may be determined by the Board, and shall serve until the earlier of (i) the death of the member; or (ii) the resignation, disqualification or removal of the member from the Committee or from the Board. The Chair of the Committee shall be a member of the Committee designated by the Board, provided that if the Board does not so designate a Chair, the members of the Committee, by majority vote, may designate a Chair. The duties of the Chair are included in Annex A.
     The presence in person or by telephone of a majority of the Committee’s members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present. Any decision or determination of the Committee reduced to writing and signed by all members of the Committee who would have been entitled to vote on such decision or determination at a meeting of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.
2. PURPOSE OF THE COMMITTEE
     The Committee’s purpose is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Corporation and its subsidiaries as well as the oversight of the risk performance and audit function, including risk management frameworks, principles and policies to ensure that management is effectively managing the Corporation’s risks. It is the objective of the Committee to maintain free and open means of communication among the Board, the independent auditors and the financial and senior management of the Corporation.
3. COMPOSITION OF THE COMMITTEE
     Each member of the Committee shall be an “independent” director within the meaning of Section 301 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the rules promulgated thereunder by the Securities and Exchange Commission (the “SEC”), the rules of the Nasdaq

Stock Market (“Nasdaq”) and National Instrument 52-110 “Audit Committees” of the securities regulators in Canada (the “Canadian Regulators”), and, as such, shall be free from any relationship that may interfere with the exercise of his or her independent judgment as a member of the Committee. A majority of the members of the Committee shall be resident Canadians.
     All members of the Committee shall be financially literate at the time of their election to the Committee. “Financial literacy” shall be determined by the Board in the exercise of its business judgment, and shall include the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can be reasonably expected to be raised by the Corporation’s financial statements. At least one member of the Committee shall be an “audit committee financial expert” with the meaning of Section 407 of Sarbanes-Oxley and the rules promulgated thereunder by the SEC.
     Committee members, if they or the Board deem it appropriate, may enhance their understanding of finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant or firm. At least annually, the Committee shall review its performance and the contribution of each of its members. This review will be completed on a confidential basis in conjunction with the annual Board of Directors performance review process.
4. MEETINGS OF THE COMMITTEE
     The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. The Chair or any member of the Committee may call meetings of the Committee by notifying the Corporate Secretary of the Corporation. Notice of meetings may be done through any efficient communication medium (i.e. email, facsimile, mail, etc.) provided the notification is capable of being received at least twenty-four (24) hours in advance of the meeting. Each member of the Committee shall be responsible for providing up-to-date contact information to the Corporate Secretary to ensure efficient and timely communication. All independent directors may attend Committee meetings, provided that directors who are not members of the Committee shall not be entitled to vote, nor shall their attendance be counted as part of the quorum of the Committee.
     As part of its purpose to foster open communications, the Committee shall meet at least annually with management and the Corporation’s independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups or persons believe should be discussed privately. The Committee will have unrestricted access to management and employees of the Corporation in order to carry out its duties and responsibilities. In addition, the Committee should meet or confer with the independent auditors and management to review the Corporation’s financial statements, MD&A, annual and interim earnings press releases and related filings prior to their public release and filing with the Ontario Securities Commission (“OSC”), the SEC or any other regulatory body. The Chair should work with the Chief Financial Officer and management to establish the agendas for Committee meetings. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary.

     Minutes of the Committee will be recorded and maintained by the Corporate Secretary and presented to the Committee at the next Committee meeting for approval. The Corporate Secretary, or his/her designate as approved by the Committee Chair, shall act as secretary for the meetings. For in camera sessions of the Committee without management present, minutes will be recorded and maintained by the Chair of the Committee or his/her designate. Each member of the Board will have access to the minutes of the Committee’s meetings, regardless of whether he or she is a member of the Committee, and the Chair shall report to the Board at its next meeting on the activities, findings and recommendations of the Committee following each meeting. Minutes relating to in camera sessions may be provided to Board members with the consent of the Chair.
5. DUTIES AND RESPONSIBILITIES OF THE COMMITTEE
     The Committee is responsible for the oversight of the Corporation’s accounting, financial reporting and risk management processes, including (i) the Corporation’s internal controls, and the nomination and appointment (subject to Board and shareholder approval), compensation, retention, evaluation and oversight of the work of the Corporation’s independent auditors engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Corporation and (ii) the oversight of the Corporation’s Risk Performance and Audit Group (“RPA Group”) as more particularly detailed below. The independent auditors and the RPA Group, through the Senior Vice-President, Risk Performance and Audit (“SVP, RPA”) or his/her designee must report and otherwise communicate directly to the Committee and are accountable to the Committee. The Committee’s oversight responsibilities include the authority to approve all audit engagement fees and terms, as well as all permitted non-audit engagements and resolution of disagreements between management and the independent auditors regarding financial reporting as well as oversight of the annual audit plan of the RPA Group. The Committee shall take such actions as it may deem necessary to satisfy itself that the Corporation’s auditors are independent of management within the meaning of applicable law.
     While there is no “blueprint” to be followed by the Committee in carrying out its duties and responsibilities, the following should be considered within the authority of the Committee:

Selection and Evaluation of External Auditors
     (1) Make recommendations to the Board as to the selection of the firm of independent public accountants to audit the books and accounts of the Corporation and its subsidiaries for each fiscal year;
     (2) Review and approve the Corporation’s independent auditors’ annual engagement letter, including the proposed fees contained therein;
     (3) Review the performance of the Corporation’s independent auditors, including the lead partner, discuss the timing and process for implementing the rotation of the lead partner, and make recommendations to the Board regarding the replacement or termination of the independent auditors when circumstances warrant;
     (4) Oversee the independence of the Corporation’s independent auditors by, among other things:
(i)	requiring the independent auditors to deliver to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditors and the Corporation;

(ii)	reviewing and approving hiring policies concerning partners, employees and former partners and employees of the present and former independent auditors; and

(iii)	actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and take appropriate action to satisfy itself of the auditors’ independence;
     (5) Instruct the Corporation’s independent auditors that:
(i)	they are ultimately accountable to the Committee;

(ii)	they must report directly to the Committee; and

(iii)	the Committee is responsible for the appointment (subject to Board and shareholder approval), compensation, retention, evaluation and oversight of the Corporation’s independent auditors;
     (6) Review and pre-approve all audit and permitted non-audit services to be provided by the independent auditors to the Corporation, including tax services;

Oversight of Annual Audit and Quarterly Reviews
     (1) Review and accept, if appropriate, the annual audit plan of the Corporation’s independent auditors, including the scope of audit activities, and monitor such plan’s progress and results during the year;
     (2) Confirm through private discussions with the Corporation’s independent auditors and the Corporation’s management that no management restrictions are being placed on the scope of the independent auditors’ work;
     (3) Review the results of the year-end audit of the Corporation, including (as applicable):
(i)	the audit reports on the Corporation’s financial statements and management’s assessment of internal control over financial reporting, the published financial statements, the management representation letter, the “Memorandum Regarding Accounting Procedures and Internal Control” or similar memorandum prepared by the Corporation’s independent auditors, any other pertinent reports and management’s responses concerning such memorandum;

(ii)	the qualitative judgments of the independent auditors about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Corporation and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates;

(iii)	the selection and application of the Corporation’s critical accounting policies;

(iv)	the methods used to account for significant unusual transactions;

(v)	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

(vi)	management’s process for formulating sensitive accounting estimates and the reasonableness of these estimates;

(vii)	significant recorded and unrecorded audit adjustments;

(viii)	any material accounting issues among management, the RPA Group (as defined below) and the independent auditors; and

(ix)	other matters required to be communicated to the Committee under applicable auditing standards by the independent auditors;

     (4) Review the Corporation’s interim financial statements and quarterly earnings press releases and report thereon to the Board before such documents are approved by the Board and disclosed to the public;
     (5) Review with management and the Corporation’s independent auditors such accounting policies (and changes therein) of the Corporation, including any financial reporting issues which could have a material impact on the Corporation’s financial statements, as are deemed appropriate for review by the Committee prior to any year-end filings with the SEC, the OSC or other regulatory body;
Oversight of Risk Management
     (1) Require management to identify and review with the Committee a portfolio view of the major areas of risk facing the Corporation and management’s strategies to manage those risks;
     (2) Review, at least annually, management’s risk appetite;
     (3) At least annually, review in light of risk appetite, the Corporation’s enterprise risk management process, including key policies and procedures for the effective identification, assessment, monitoring and control of the Corporation’s principal risks and the Corporation’s compliance with such policies and procedures;
     (4) Require, at least quarterly, management to update the Committee on any material or noteworthy changes relating to (1)-(3), immediately above;
     (5) Consult periodically with the Compensation, Nomination and Governance Committee and the Strategic Planning Committee on risk management matters within their respective purview;
     (6) Encourage an open and constructive risk dialogue between the Board and management on areas relating to risk management.
Oversight of the RPA Group and Quarterly Reviews
     (1) Review the Committee’s level of involvement and interaction with the Corporation’s RPA Group, including the Committee’s line of authority and role in appointing and compensating employees in the RPA Group;
     (2) Review and advise on the appointment, replacement, reassignment, or dismissal of the Senior Vice-President, Risk Performance & Audit;
     (3) Review the performance, effectiveness, degree of independence and objectivity of the RPA Group and the adequacy of its audit process;

     (4) Review RPA Group reports, as well as management’s response to such reports, and review and approve the annual audit plan of the RPA Group, including the proposed audit universe, priorities, staffing, and, on a quarterly basis, the status of the audit plan and the then current assessment and management of risk;
     (5) Review the effectiveness of the RPA Group’s methodology relating to its assessment of risks to the Corporation, including the factors considered and the relative weighting of such factors, and consider changes in management’s assessment of risks;
     (6) Review with management the progress and results of all RPA Group projects, approve procedures for implementing accepted recommendations, and, when deemed necessary or appropriate by the Committee, direct the Corporation’s Co-Chief Executive Officer to assign additional audit projects to the SVP, RPA;
     (7) Meet privately with the SVP, RPA to discuss any areas of concern, and to confirm that (i) significant issues are brought to the Committee’s attention, (ii) the principal risks of the Corporation’s business have been identified by management and appropriate policies and systems have been implemented to manage such risks, and (iii) the integrity of the Company’s internal control and management information systems are satisfactory;
Oversight of Financial Reporting Process and Internal Controls
     (1) Review the adequacy and effectiveness of the Corporation’s accounting and internal control policies and procedures through inquiry and discussions with the Corporation’s independent auditors and management of the Corporation;
     (2) Review with management the Corporation’s administrative, operational and accounting internal controls and internal control over financial reporting, including controls and security of the computerized information systems, and evaluate whether the Corporation is operating in accordance with its prescribed policies, procedures and codes of conduct;
     (3) Review with management and the independent auditors any reportable conditions and material weaknesses affecting the Corporation’s internal control and financial reporting;
     (4) Receive periodic reports from the Corporation’s independent auditors and management of the Corporation to assess the impact on the Corporation of significant accounting or financial reporting developments proposed by the Canadian Institute of Chartered Accountants, the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, the SEC, the OSC or other regulatory body, or any other significant accounting or financial reporting related matters that may have a bearing on the Corporation;
     (5) Establish and maintain free and open means of communication between and among the Board, the Committee, the Corporation’s independent auditors, the RPA Group and management;

Other Matters
     (1) Meet at least annually with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Corporation;
     (2) Review the Corporation’s policies relating to the avoidance of conflicts of interest and review and approve related party transactions as required by the Corporation’s Code of Ethics and applicable laws and listing rules, as well as policies and procedures with respect to officers’ expense accounts and perquisites. The Committee shall consider the results of any review of these policies and procedures by the Corporation’s independent auditors;
     (3) Oversee, review, and periodically update the Corporation’s Code of Ethics and the Corporation’s system to monitor compliance with and enforcement of the Code of Ethics;
     (4) Review and approve capital and operating expenditure limits on an annual basis and review and approval of any exceptions to such limits proposed by the Corporation from time to time;
     (5) Oversee areas under the responsibility of management, including the examination of securities trading by insiders;
     (6) Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities, including retaining outside counsel or other consultants or experts for this purpose;
     (7) Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal controls or auditing matters and the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters; and
     (8) Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.
     With respect to the exercise of its duties and responsibilities, the Committee should:
     (1) exercise reasonable diligence in gathering and considering all material information;
     (2) remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions;
     (3) understand and weigh alternative courses of conduct that may be available;
     (4) focus on weighing the benefit versus harm to the Corporation and its shareholders when considering alternative recommendations or courses of action;

     (5) if the Committee deems it appropriate, secure independent expert advice and understand the expert’s findings and the basis for such findings, including retaining independent counsel, accountants or others to assist the Committee in fulfilling its duties and responsibilities; and
     (6) provide management, the Corporation’s independent auditors and the RPA Group with appropriate opportunities to meet privately with the Committee.
     Nothing in this Charter is intended, or should be determined, to impose on any member of the Committee a standard of care or diligence that is in any way more onerous or extensive than the standard to which all members of the Board are subject at law. The essence of the Committee’s responsibilities is to monitor and review the activities described in this Charter to gain reasonable assurance, but not to ensure, that such activities are being conducted properly and effectively by the Corporation.
6. FUNDING
     The Committee’s effectiveness may be compromised if it is dependent on management’s discretion to compensate the independent auditors or the advisors employed by the Committee. Consequently, the Corporation shall provide for appropriate funding, as determined by the Committee, for payment of any compensation (1) to any independent auditors engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Corporation, and (2) to any independent counsel or other advisors employed by the Committee.
7. DISCLOSURE AND REVIEW OF CHARTER
     The charter shall be (1) published in the Corporation’s annual report, information circular or annual information form of the Corporation as required by law; and (2) be posted in an up-to-date format on the Corporation’s web site. The Committee should review and reassess annually the adequacy of this Charter.
* * *
     While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Corporation’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Committee to ensure that the Corporation complies with all laws and regulations.

ANNEX A
(Duties and Responsibilities of the Chair)
In addition to the duties and responsibilities set out in the Board of Directors Mandate and this Charter, the Chair will:
1.	Provide overall leadership to enhance the effectiveness of the Committee, including:
a.	Recommend and oversee the appropriate structure, composition, membership, and activities delegated to the Committee;

b.	Chair all meetings of the Committee at which the Chair is in attendance and manage the meeting agenda so that appropriate time and consideration can be given to the agenda items;

c.	Lead discussions, foster candor among meeting participants and encourage Committee members to ask questions of senior management, its advisors and advisors of the Committee, and express viewpoints during meetings;

d.	Schedule and set the agenda for Committee meetings with input from other Committee members, the Committee’s advisors, the Lead Director of the Board of Directors, the Co-CEOs, the Corporate Secretary and senior management as appropriate and consider, on a proactive basis, emerging matters that should be addressed by the Committee;

e.	Facilitate the timely, accurate and proper flow of information to and from the Committee and, with input from Committee members, maintain an open dialogue with the Corporate Secretary regarding the timeliness, quantity, quality and completeness of information provided by senior management and advisors to the Committee;

f.	Arrange for management, internal personnel, external advisors, and others to attend and present at Committee meetings as appropriate;

g.	Arrange sufficient time during Committee meetings to fully discuss agenda items and, as appropriate, defer matters that require more information or time for discussion to a subsequent meeting;

h.	In cooperation with the Corporate Secretary, identify, monitor and report back to the Committee on the status of matters requiring action by senior management or the Committee following the meeting with a view to ensuring that matters are acted upon in a timely manner;

i.	Review draft minutes of Committee meetings prior to their presentation to the Committee for approval and ensure that minutes are reviewed and approved by the Committee in accordance with this Charter;

j.	Carry out the responsibilities and duties of the Committee, as outlined in this Charter, and

k.	Review the Committee charter and duties and responsibilities with Committee members at least annually.
2.	Foster responsible decision-making by the Committee and its individual members.

3.	Provide for in-camera sessions at all scheduled meetings of the Committee without management present and, as appropriate, without the Corporate Secretary present.

4.	Following each meeting of the Committee, report to the Board of Directors on the activities, findings and any recommendations of the Committee.

5.	Perform such other duties, within the scope of its duties and responsibilities be assigned by the Board of Directors.